UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Orion Energy Systems, Inc.

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July 18, 2017

Dear Fellow Shareholders:

Our 2017 Annual Meeting of Shareholders will be held on Wednesday, August 30, 2017, at 1:00 p.m., Central Time, on the 40th Floor of the U.S. Bank Center, located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Like the last two years, we have made access to our meeting easier due to the growing number of our institutional shareholders across the country and the world. So, rather than having to attend our meeting in person, you will be able to listen to our meeting live via the internet. We will broadcast the meeting as a live audio webcast through our website, www.orionlighting.com, and a replay will be available on our website during the month of September. Also, if you desire to ask an appropriate question at the meeting of our Board of Directors, management or auditors, you may do so by submitting your question in writing by Friday, August 25, 2017 to Nicole Passini (npassini@oesx.com).

Despite access to our audio webcast, if you still desire to attend the meeting in person, you will need to comply with our admission procedures. All shareholders as of the meeting record date, July 6, 2017, may attend the meeting, but must have an admission badge and photo identification in order to enter. You may request an admission badge by sending a request via mail or e-mail using the following contact information:

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

Attn: Nicole Passini

npassini@oesx.com

(920) 892-5423

In order to allow sufficient time for us to mail you an admission badge, your request must be received prior to 5:00 p.m., Central Time, on Friday, August 25, 2017. Admission badges will only be distributed via mail and will not be available for pick-up at the Annual Meeting.

If you are a shareholder of record (your shares are held in your name) as of the meeting record date, you must write your name on the request exactly as it appears on your stock ownership records from Wells Fargo Shareowner Services. If you are a beneficial shareholder (your shares are held through a broker, bank or nominee) as of the meeting record date, you must provide current evidence of your ownership of shares as of the meeting record date with your admission request, which you can obtain from your broker, bank or nominee. No person will be allowed entry into the meeting if such person is deemed by the Company, in its discretion, to be a potential disruption to the meeting or a potential danger to the health or safety of other meeting participants.

We hope that by making access to our annual meeting easier through our website we’ll be able to reach a broader audience to hear about the exciting progress we are making at Orion.

Sincerely,

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2017 Annual Meeting of Shareholders will be held on Wednesday, August 30, 2017, at 1:00 p.m., Central Time, on the 40th Floor of the U.S. Bank Center, located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

As we did the last two years, we have made access to our meeting easier for all of our shareholders. So, rather than having to attend our meeting in person, you will be able to listen to our meeting live via the internet. We will broadcast the meeting as a live audio webcast through our website, www.orionlighting.com, and a replay will be available on our website during the month of September. Despite access to our audio webcast, if you still desire to attend the meeting in person, you will need to comply with our admission procedures. All shareholders as of the meeting record date, July 6, 2017, may attend the meeting, but must have an admission badge and photo identification in order to enter. You may request an admission badge by following the procedure described in the accompanying proxy statement.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1. the election of two nominees named in the attached proxy statement as Class III directors to serve for a term expiring at the 2019 annual meeting of shareholders and two nominees named in the attached proxy statement as Class I directors to serve for a term expiring at the 2020 annual meeting of shareholders, and, in each case, until their successors have been duly elected and qualified;

2. an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3. an advisory vote on the frequency of future advisory stockholder votes on the compensation of our named executive officers;

4. the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2018; and

5. such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on July 6, 2017. A proxy statement and proxy card are enclosed. Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit the proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote to approve the compensation of our named executive officers or on the advisory vote on the frequency of future advisory stockholder votes on the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Manitowoc, Wisconsin

July 18, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 30, 2017. The Orion Energy Systems, Inc. proxy statement for the 2017 Annual Meeting of Shareholders and the 2017 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement.

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 30, 2017

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2017 Annual Meeting of Shareholders to be held on Wednesday, August 30, 2017, at 1:00 p.m., Central Time, on the 40th Floor of the U.S. Bank Center, located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2017 Annual Meeting of Shareholders and as described herein. We either (i) mailed you a notice of internet availability of our proxy materials on or before July 18, 2017 notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form or proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

This year, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Like the last two years, we have made access to our meeting easier due to the growing number of our institutional shareholders across the country and the world. Rather than having to attend our meeting in person, you will be able to listen to our meeting live via the internet. We will broadcast the meeting as a live audio webcast through our website, www.orionlighting.com, and a replay will be available on our website during the month of September. Also, if you desire to ask an appropriate question at the meeting of our board of directors, management or auditors, you may do so by submitting your question in writing by Friday, August 25, 2017 to Nicole Passini (npassini@oesx.com). Despite access to our audio webcast, if you still desire to attend the meeting in person, you will need to comply with our admission procedures. All shareholders as of the meeting record date, July 6, 2017, may attend the meeting, but must have an admission badge and photo identification in order to enter. You may request an admission badge by sending a request via mail or e-mail using the following contact information:

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

Attn: Nicole Passini

npassini@oesx.com

(920) 892-5423

In order to allow sufficient time for us to mail you an admission badge, your request must be received prior to 5:00 p.m., Central Time, on Friday, August 25, 2017. Admission badges will only be distributed via mail and will not be available for pick-up at the annual meeting.

If you are a shareholder of record (your shares are held in your name) as of the meeting record date, you must write your name on the request exactly as it appears on your stock ownership records from Wells Fargo Shareowner Services. If you are a beneficial shareholder (your shares are held through a broker, bank or nominee) as of the meeting record date, you must provide current evidence of your ownership of shares as of the meeting record date with your admission request, which you can obtain from your broker, bank or nominee. No person will be allowed entry into the meeting if such person is deemed by us, in our discretion, to be a potential disruption to the meeting or a potential danger to the health or safety of other meeting participants.

Execution of a proxy will not affect your right to attend the annual meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary, by notifying the appropriate personnel at the registration desk at the annual meeting in writing or by voting in person upon entry to the annual meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s four director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for holding the advisory vote on the compensation of our named executive officers every year; (4) for ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2018; and (5) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Michael W. Altschaefl and William T. Hull, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, the advisory vote to approve the compensation of our named executive officers or the advisory vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The four nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers and the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2018 will be approved if the votes cast in favor of approval exceed the votes cast against approval. The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on July 6, 2017 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 30,688,583 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 15,344,292 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AVAILABLE TO SHAREHOLDERS ON OR ABOUT JULY 18, 2017.

RETIRING DIRECTOR TRIBUTE

We would like to formally extend our gratitude to three members of our board of directors who are retiring at the annual meeting, for their years of service and contributions to our company, our board and our shareholders. We extend our sincere appreciation for their valued service, guidance, advice and dedication to our company and wish each of them the best in their future endeavors.

James R. Kackley 12 Years of Service as a Director Non-Executive Chairman of the Board (2010-2016); Former President and Chief Operating Officer (2009-2010)

Elizabeth Gamsky Rich 7 years of Service as a Director Chair of the Nominating and Corporate Governance Committee Member of the Compensation Committee

Kenneth L. Goodson, Jr. 4 Years of Service as a Director Chair of the Compensation Committee Member of the Audit and Finance Committee

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are four directors in Class I (2014-2017) (Ms. Rich and Messrs. Kackley, Potts and Goodson), three directors in Class II (2015-2018) (Messrs. Altschaefl, Otten and Williamson), no directors in Class III (2016-2019) and one director whose class will be assigned in connection with the election of directors at the annual meeting (Ms. Richstone). In addition, we have nominated Mr. Young to serve as a new Class I (2017-2020) director at the annual meeting. Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

In connection with the election of directors at the annual meeting, our board of directors is continuing its planned restructuring with the intent to create a board that is smaller, more nimble and better able to address important issues with greater speed and lower cost. This board restructuring plan began last year when, at our 2016 annual meeting, each of Thomas N. Schueller. Tryg C. Jacobson and James D. Leslie retired as then serving members of our board of directors and our board and committee structure was reorganized to reflect the decrease in the number of our directors. This year, each of Ms. Rich and Messrs. Kackley and Goodson have, in consultation with the board of directors, voluntarily agreed not to stand for re-election and will retire at the annual shareholders’ meeting.

We have also nominated two new directors to serve on our board of directors. During 2017, we appointed Ms. Richstone to our board of directors and are asking our shareholders to confirm her appointment by electing her as a Class I (2017-2020) director at the annual meeting. In addition, we have nominated Mr. Young for election as a Class I (2017-2020) director at the annual meeting. We believe that the breadth and diversity of Ms. Richstone’s and Mr. Young’s experience and expertise will provide us with fresh perspectives in the boardroom, while continuing to allow us to further our plan to create a smaller, more flexible board of directors.

We believe that the changes to the size and composition of our board of directors described above will result in a more streamlined and effective corporate governance structure that will better utilize our continuing directors’ multi-disciplinary expertise through greater individual involvement and participation in the operation of our board of directors and its committees. Further, we believe that these changes will allow our board to operate at a lower cost to us, while providing our board with increased flexibility to respond to the challenges and opportunities that we face.

At the annual meeting, the terms of all four of our current Class I (2014-2017) directors will expire. As discussed above, Ms. Rich and Messrs. Goodson and Kackley will retire at the annual meeting. In addition, our board of directors currently does not have any Class III (2016-2019) directors as a result of the recent retirement from our board of John H. Scribante, our former chief executive officer and director. In order to maintain an evenly balanced staggered board, our nominating and corporate governance committee and our board has nominated Mr. Otten to serve as Class III (2016-2019) director following the annual meeting and have nominated Ms. Richstone and Mr. Young to serve as Class I (2017-2020) directors following the annual meeting. In addition, Mr. Potts has agreed to remain on the board following his announced retirement as our chief risk officer and executive vice president on August 30, 2017 and will be nominated to serve as Class III (2016-2019) director following the annual meeting.

Accordingly, assuming Ms. Richstone and Messrs. Otten, Potts and Young are elected at the annual meeting, Messrs. Potts and Otten will have their current class designations changed to Class III and our board will then have two directors in Class II (2015-2018) (Messrs. Altschaefl and Williamson), with terms expiring at the 2018 annual shareholders’ meeting, two directors in Class III (2016-2019) (Messrs. Potts and Otten), with terms expiring at the 2019 annual shareholders’ meeting and two directors in Class I (2017-2020) (Ms. Richstone and Mr. Young), with terms expiring at the 2020 annual shareholders’ meeting. In addition, effective upon the election of directors at the annual meeting, the size of the board will be reduced from eight to six directors. Information about each of our director nominees is set forth below.

The following tables set forth the structure of the board of directors both before and after the annual meeting, assuming that Ms. Richstone and Messrs. Otten, Potts and Young are elected to the board of directors at the annual meeting:

	Board Structure Prior to Annual Meeting
Board Members	Class	Reelection Year	Audit and Finance Committee	Nominating & Corporate Governance Committee	Compensation Committee
Ken Goodson	I (2014-2017)	2017	X		X (Chair)
Jim Kackley	I (2014-2017)	2017	X	X
Mike Potts	I (2014-2017)	2017
Elizabeth Rich	I (2014-2017))	2017		X (Chair)	X
Ellen B. Richstone	(To be designated)	2017	X(Chair)
Mike Altschaefl, Board Chair	II (2015-2018)	2018
Tony Otten, Lead Director	II (2015-2018)	2018	X	X
Mark Williamson	II (2015-2018)	2018	X		X

	Board Structure Following Annual Meeting
Board Members	Class	Reelection Year	Audit and Finance Committee	Nominating & Corporate Governance Committee	Compensation Committee
Mike Altschaefl, Board Chair	II (2015-2018)	2018
Mark Williamson	II (2015-2018)	2018	X		X (Chair)
Mike Potts	III (2016-2019)	2019
Tony Otten, Lead Director	III (2016-2019)	2019	X	X	X
Kenneth Young	I (2017-2020)	2020		X (Chair)	X
Ellen B. Richstone	I (2017-2020)	2020	X(Chair)	X

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of July 17, 2017, about each of the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class III Directors (2016-2019) — Terms Expiring 2019

Michael J. Potts, 53, became our chief risk officer and executive vice president in April 2017 and has announced plans to retire from such positions on August 30, 2017. Prior to becoming our chief risk officer and executive vice president, Mr. Potts served as our president and chief operating officer from July 2010 until March 2017 and as an executive vice president from 2003 until July 2010. Mr. Potts has served as a director since 2001. Mr. Potts joined our company as our vice president technical services in 2001. Prior to joining our company, Mr. Potts founded Energy Executives Inc., a consulting firm that assisted large energy-consuming clients on energy issues. From 1988 through 2001, Mr. Potts was employed by Kohler Co., one of the world’s largest manufacturers of plumbing products. From 1990 through 1999 he held the position of supervising engineer energy in Kohler’s energy and utilities department. In 2000, Mr. Potts assumed the position of supervisor energy management group of Kohler’s entire corporate energy portfolio, as well as the position of general manager of its natural gas subsidiary. We believe that Mr. Potts’ experiences in leadership roles in our company and in the energy industry, his public affairs experience and his engineering background qualify him for service as a director of our company. Our nominating and governance committee and our board have nominated Mr. Potts as a Class III (2016-2019) director in order to preserve our staggered board as a result of the restructuring of our board as described above. Accordingly, assuming he is elected, Mr. Potts’ designation will change from Class I (2017-2020) to Class III (2016-2019) following the annual meeting.

Anthony L. Otten, 61, has served as a director since August 2015. In June 2017, Mr. Otten was appointed as our lead independent director. Mr. Otten has served as chief executive officer of Versar, Inc. since February 2010 and has served as a member of the board of directors of Versar, Inc. since 2008. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our lead director. Our nominating and governance committee and our board have nominated Mr. Otten as a Class III (2016-2019) director in order to preserve our staggered board as a result of the restructuring of our board as described above. Accordingly, assuming he is elected, Mr. Otten’s designation will change from Class II (2015-2018) to Class III (2016-2019) following the annual meeting.

Class I Directors (2017-2020) — Terms Expiring 2020

Kenneth M. Young, 53, has served as president and chief executive officer of Lightbridge Communications Corporation and LCC International, Inc., the largest independent wireless engineering services and network management company in the world, since 2008. Prior to his role as president and chief executive officer, Mr. Young was chief operating officer and chief marketing officer of LCC International, Inc. from 2006 to 2008. Mr. Young has served as a member of the board of directors of Globalstar, Inc., a provider of mobile satellite services since September 2015 and as a member of the board of directors of Proxim Wireless Corporation, a provider of wireless network technologies, since December 2016. He also has served on the board of Special Diversified Opportunities Inc. from March 2015 until May 2017, where he served on the compensation committee, and served on the board of B. Riley Financial, Inc. from December 2014 to September 2016, where he was chair of the audit committee and served on the compensation and governance committees. Mr. Young has over 27 years of experience in the telecommunications industry. Mr. Young’s relationships are at the highest level within North American and international cable and wireless companies and he has also led the development of an international consumer wireless application company, developed international consumer and business-to-business brand strategies, created a Fortune 500 enterprise sales operation, as well as leading a unique program designed to create and market consumer and business-to-business products using SBC, BellSouth and Cingular Wireless assets and resources. We believe that Mr. Young’s experience in leadership positions at telecommunications companies and his executive, operational, strategic and financial expertise qualify him for service as a director of our company.

Ellen B. Richstone, 65, was appointed by our board as a director in May 2017. Ms. Richstone was the chief financial officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the president and chief executive officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards of three other public companies: eMagin Corporation, Superior Industries International and BioAmber Inc. She currently chairs the audit committee of eMagin Corporation, Superior Industries International and BioAmber Inc. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private) and Parnell Pharmaceuticals Holdings Ltd. (moved to Australia). In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group (now the American College of Corporate Directors). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. We believe that Ms. Richstone’s financial expertise and her experience as a seasoned executive and board member qualify her for service as a director of our company.

RECOMMENDATION OF THE BOARD: The board of directors recommends a vote FOR the above director nominees.

Directors Continuing in Office

Class II Directors (2015-2018) — Terms Expiring 2018

Michael W. Altschaefl, 58, was appointed as our chief executive officer on May 25, 2017 and has served as a director since October 2009. Mr. Altschaefl has served as our board chair since August 2016. Prior to his appointment as our chief executive officer, Mr. Altschaefl served as the president of Still Water Partners, Inc., a private investment firm, since August 2013 and as president of E-S Plastic Products LLC, a custom manufacturer of plastic injection parts, since November 2013. In connection with his appointment as our chief executive officer, Mr. Altschaefl transitioned to the role of chairman at both Still Water Partners, Inc. and E-S Plastic Products LLC. Previously, Mr. Altschaefl served as the vice president—strategy and business development of Shiloh Industries, Inc., a public company and leading independent manufacturer of advanced metal product solutions for high volume applications in the North American automotive, heavy truck, trailer and consumer markets from January 2013 until October 2013. Mr. Altschaefl was an owner and chief executive officer of Albany-Chicago Company LLC, a custom die cast and machined components company when Shiloh Industries purchased the company in December 2012. Mr. Altschaefl is a certified public accountant. Prior to acquiring Albany-Chicago Company LLC in 2008, Mr. Altschaefl worked for 27 years with two international independent registered public accounting firms, including 16 years as a partner. We believe that Mr. Altschaefl’s experience in leadership positions at manufacturing companies and his background as an accountant qualify him for service as our chief executive officer, director and board chair.

Mark C. Williamson, 63, has served as a director since April 2009 and was our lead independent director from October 2009 through May 2013. Mr. Williamson has been a partner of Putnam Roby Williamson Communications of Madison, Wis., a strategic communications firm specializing in energy utility matters, since 2008. He has more than 20 years of executive-level utility experience. Prior to joining Putnam Roby Williamson Communications, Mr. Williamson was vice president of major projects for American Transmission Company from 2002 to 2008, served as executive vice president and chief strategic officer with Madison Gas and Electric Company from 1986 to 2002 and, prior to 1986, was a trial attorney with the Madison firm Geisler and Kay S.C. We believe that Mr. Williamson’s background in the energy utility industry and in management positions qualify him for service as a director of our company.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. Ten of our eleven then-serving directors attended our 2016 annual meeting in person.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 13 times during fiscal 2017, consisting of five mandatory meetings of the board of directors and eight optional meetings of the board of directors. All of our incumbent directors attended at least 75% of the aggregate of (a) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Ms. Rich and Richstone and Messrs. Goodson, Kackley, Otten, Williamson and Young is independent under listing standards of the Nasdaq Capital Market. Our board generally uses the director independence standards set forth by the Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com. In connection with his appointment as our chief executive officer, our board of directors determined that Mr. Altschaefl was no longer an independent director and, accordingly, reorganized the structure of our standing board committees to remove Mr. Altschaefl from each committee in order to comply with the committee independence standards established by the Nasdaq Capital Market.

Our audit and finance committee is currently comprised of Ms. Richstone and Messrs. Kackley, Goodson, Otten and Williamson, with Mr. Otten acting as chair until June 13, 2017 and Ms. Richstone currently acting as chair. Mr. Altschaefl also served on our audit and finance committee prior to his appointment as our chief executive officer. As a result of the restructuring of the board of directors described above, following the annual meeting, our audit and finance committee will be comprised of Ms. Richstone and Messrs. Otten and Williamson, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under rules of the Securities and Exchange Commission (the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met seven times in fiscal 2017. Each member of our audit and finance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Ms. Rich and Messrs. Goodson and Williamson, with Mr. Goodson acting as chair. Mr. Altschaefl also served on our compensation committee prior to his appointment as our chief executive officer. As a result of the restructuring of the board of directors described above, following the annual meeting, our compensation committee will be comprised of Messrs. Otten, Williamson and Young, with Mr. Williamson acting as chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of the advisory vote on executive compensation; and (v) annually reviewing the compensation paid to our non-employee directors. Our compensation committee met seven times in fiscal 2017. Each member of our compensation committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules. Our compensation committee did not engage the services of a compensation consultant to determine executive compensation for any of fiscal 2014-2018. In general, the compensation committee has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is comprised of Ms. Rich and Messrs. Kackley and Otten, with Ms. Rich acting as chair. Mr. Altschaefl also served on our nominating and corporate governance committee prior to his appointment as our chief executive officer. As a result of the restructuring of the board of directors described above, following the annual meeting, our nominating and corporate governance committee will be comprised of Ms. Richstone and Messrs. Otten and Young, with Mr. Young acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2017. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq Capital Market and SEC rules.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair in different individuals or in the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors. The duties of the lead director include (i) conferring with the board chair on, and approving, meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items; (ii) calling and presiding over all meetings of the board at which the board chair is not present, including executive sessions; (iii) leading the annual performance reviews of the chief executive officer and the board; (iv) ensuring that there is open communication between our independent directors, the board chair and other management members; (v) being available, when deemed appropriate by the board, for consultation and direct communication with shareholders; and (vi) reviewing, at his or her discretion, information to be sent to the board.

The positions of chief executive officer and board chair had been separate since August 25, 2010, when our board elected Mr. Kackley as the non-executive board chair. In connection with the initial restructuring of the board of directors in August 2016, our board elected Mr. Altschaefl to serve as the non-executive board chair following our 2016 annual meeting of shareholders. On May 25, 2017, our board restructured our management team and appointed Mr. Altschaefl to serve as our chief executive officer, thereby combining the positions of chief executive officer and board chair. In June 2017, our board designated Mr. Otten to serve as our board’s independent lead director. Our board believes that this leadership structure will assist our board in implementing our companywide realignment focused on cost reductions intended to accelerate our path to profitability, creates streamlined accountability for our performance and facilitates our board’s efficient and effective functioning. Our board also believes that having Mr. Altschaefl serve as both our chief executive officer and our board chair will allow him to leverage the information gained from both roles to effectively lead our company, while having Mr. Otten serve as our lead director will continue to help our board execute independent oversight of our management team. Our board retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our company, and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to execution of our strategy to achieve profitability, our changing sales and distribution model, the sufficiency of our liquidity and capital, competitive pressures on the average sales price of our products, component inventory supply, innovation and product development, creating shareholder value, adapting to convergence and communization in the lighting industry, uncertain economic conditions, communication with investors, certain actions of our competitors, the protection of our intellectual property, inventory investment and risk of obsolescence, security of information systems and data, implementation of new information systems, credit risk, product liability, costs of reliance on external advisors and addition of new renewable energy technologies. Our management reports on these periodically to our board. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. Our board’s role in the oversight of our risk management has not affected our board’s determination that the combined chief executive officer and board chair position (with the designation of an independent lead director) constitutes the most appropriate leadership structure for our company at this time. Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

The following table sets forth information as of July 17, 2017 regarding our current executive officers:

Name	Age	Position
Michael W. Altschaefl	58	Chief Executive Officer and Board Chair
William T. Hull	59	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer
Scott A. Green	59	Chief Operating Officer and Executive Vice President
Michael J. Potts	53	Chief Risk Officer and Executive Vice President
Marc Meade	32	Executive Vice President

The following biographies describe the business experience of our executive officers. (For biographies of Messrs. Altschaefl and Potts, see “Proposal One: Election of Directors” above.)

William T. Hull has served as our chief financial officer, chief accounting officer and treasurer since October 2015 and became an executive vice president on April 1, 2017. Prior to his joining our company, Mr. Hull previously served as an executive of RTI International Metals, Inc., a formerly NYSE listed producer and global supplier of titanium mill products, and a manufacturer of fabricated titanium and specialty metal components, serving most recently as senior vice president and chief risk officer since July 2014 and, prior to that time, serving as senior vice president and chief financial officer since April 2007 and as vice president and chief accounting officer since August 2005. Prior to joining RTI International Metals, Inc. in 2005, Mr. Hull served as corporate controller of Stoneridge, Inc., a NYSE listed global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the commercial vehicle, automotive, agricultural and off-highway vehicles markets, where he was employed since 1986. Mr. Hull is a certified public accountant.

Scott A. Green has served as our chief operating officer since May 25, 2017, and our executive vice president since August 2016. Mr. Green previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013 (“Harris”), Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

Marc Meade has served as our executive vice president since January 2014. Mr. Meade had previously served as our senior vice president of finance and operations since November 2012, as vice president of finance and operations of Orion Asset Management and director of finance from February 2012 until November 2012, as finance and taxation manager from 2010 until February 2012 and as director of business development from 2009 to 2010. Prior to joining us in May 2009, Mr. Meade was staff assistant at Schenck SC in the government and not-for-profit solutions division from January 2009 until May 2009. Mr. Meade graduated from Lakeland College in May 2009 with a Bachelor of Arts in accounting with an emphasis in taxation and minor in economics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during fiscal 2017 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for fiscal 2017. The NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2017.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after fiscal 2017 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation awarded to our NEOs for fiscal 2018.

Overview of Our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow, cost containment and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. We have historically implemented executive incentive compensation plans that have focused on EBITDA (defined as our earnings before interest, tax, depreciation and amortization), along with revenue growth. Our fiscal 2017 compensation program was designed to incentivize and reward short-term and long-term decisions that benefited growth in revenue and EBITDA and increased shareholder value. In early fiscal 2018, we completed a restructuring of our management team, and are in the process of implementing a new corporate culture focused on cutting costs and accelerating our path to profitability. As a result, our fiscal 2018 compensation program is designed to incentivize decisions that help us achieve our goals related to achieving positive EBITDA and accelerating our path to profitability in fiscal 2018.

In late fiscal 2016, our management team recommended, and our compensation committee approved, the following attributes for our fiscal 2017 executive compensation program:

•

Freezes on the fiscal 2017 salaries for each of our NEOs. The freeze on salaries was due to the committee’s consideration of our fiscal 2016 financial results and condition and our then current stock price;

•

Freezing the level of long-term equity incentive awards for each of our NEOs (other than Mr. Scribante, our then-serving chief executive officer, who received a modest additional restricted stock award), with long-term equity compensation grants being set at the levels as approved in fiscal 2016. The freeze on long-term equity incentive awards was due to the compensation committee’s consideration of our fiscal 2016 financial results and condition and our then current stock price;

•

Implemented a fiscal 2017 annual cash bonus program that focused on profitability, as well as increased revenue, in order to incentivize management decisions that increased our revenue and earnings and thereby enhanced shareholder value. The fiscal 2017 annual cash bonus plan provided that no bonuses would be paid to our NEOs unless we achieved at least (i) $500,000 of profit before taxes and (ii) revenue growth of 10% more than our fiscal year 2016 revenue; and

•

Continued the practice of granting long-term equity-based incentive awards valued at a dollar amount that was equal to the applicable NEO’s base salary in the form of (i) three-year pro rata vesting restricted stock grants (representing 60% of the total dollar amount of the long-term incentive award) in order to reward our NEOs for increasing shareholder value and to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership and (ii) cash awards (representing 40% of the total dollar amount of the long-term incentive award) payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity to our NEOs to pay for their tax liabilities incurred upon the vesting of their restricted stock awards; provided, however, that we permitted our NEOs to elect (prior to the grant of the award) to forego the cash portion of the long term incentive award and receive the entire long term incentive award in the form of three-year pro rata vesting restricted stock. In fiscal 2017, Messrs. Hull and Green elected to receive their entire award in restricted shares, while Messrs. Scribante, Potts and Meade elected to receive the combined cash and restricted share award.

In late fiscal 2017, our compensation committee initially approved the attributes of our fiscal 2018 executive compensation program, including (i) a freeze on all NEO salaries, other than Mr. Potts, whose salary was decreased to reflect his change in title, responsibilities and compensation structure in connection with his transition to the role of chief risk officer and executive vice president, (ii) freezing the level of long-term equity awards for all NEOs, other than Mr. Potts, whose award was decreased in connection with his decrease in salary, (iii) implementing a fiscal 2018 cash bonus program focused on the relative achievement of our fiscal 2018 EBITDA and revenue targets, with a bonus pool of $496,750 upon the achievement of each target and a total bonus pool of $993,500 if both targets were met, (iv) implementing a maximum $75,000 project-based bonus opportunity for Mr. Potts based on his successful completion of certain cash-generating projects, and (v) implementing a maximum $150,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer) contingent on our achievement of at least $500,000 in EBITDA in fiscal 2018 that would be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer.

On May 25, 2017, our board restructured our management team with the directive to focus on achieving profitability while continuing to increase revenues. In connection with this restructuring, Mr. Altschaefl replaced Mr. Scribante as our chief executive officer, Mr. Green was appointed our chief operating officer and Mr. Scribante retired from our board of directors. In addition, Mr. Potts subsequently agreed that he would retire as our chief risk officer and executive vice president on August 30, 2017. In light of these events, our management team and our compensation committee reevaluated and substantially revised our fiscal 2018 executive compensation program in furtherance of our initiative to reduce costs and achieve profitability. Following this reevaluation, our compensation committee approved the following revised attributes for our fiscal 2018 executive compensation program, effective as of June 2017:

•

Decreasing the salaries of our NEOs, other than Mr. Green, whose salary was increased to reflect his additional responsibilities following his appointment as our chief operating officer. These changes in the base salaries of our NEOs represented a 26% reduction in total NEO base salaries compared to the total NEO salaries approved in fiscal 2017;

•

Decreasing the level of long-term equity incentive awards for each of our NEOs, with the awards set at an initial dollar value equaling 80% of the applicable NEO’s annual base salary (instead of 100% of each NEO’s base salary). This decrease resulted in a 43% overall reduction in the dollar value of long-term equity incentive awards granted to our NEOs when compared to fiscal 2017;

•

Implementing a new fiscal 2018 annual cash bonus program that focuses on achieving our goal of generating positive EBITDA in fiscal 2018. We believe this approach provides a challenging, but obtainable goal that will incentivize management decisions by rewarding the generation of positive EBITDA and thereby enhancing shareholder value. The fiscal 2018 annual cash bonus program provides that if we achieve positive EBITDA in fiscal 2018, our executives will participate in a bonus pool of up to 50% of our positive EBITDA (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $710,000;

•

Implementing the following additional targeted bonus opportunities: (i) a maximum $75,000 project-based bonus opportunity for Mr. Potts based on his successful completion of certain cash-generating projects, which will continue to apply to Mr. Potts following his retirement, and (ii) a maximum $150,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer). The availability of the discretionary financial performance bonus pool will be contingent on the company achieving at least $500,000 in EBITDA in fiscal 2018 and will be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. The discretionary financial performance bonus pool will be reduced by an amount equal to any project bonus payments earned by Mr. Potts. We believe the addition of these additional bonus opportunities further evidences our commitment of “paying for performance” as it puts a greater percentage of our NEOs’ total potential compensation “at risk” if certain performance goals are not satisfied. The committee believes that this structure will further motivate management to achieve the company’s financial and strategic objectives and thereby enhance shareholder value;

•

Amending our practice of granting long-term incentive awards to provide for a reduced initial grant value equal to 80% of our NEO’s fiscal 2018 annual base salary (a decrease from 100% of base salary in fiscal 2017 and as initially approved for fiscal 2018) in the form of (i) three-year pro rata vesting restricted stock grants (representing 60% of the total long-term incentive award) in order to reward our NEOs for increasing shareholder value and to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership and (ii) cash awards (representing 40% of the total long-term incentive award) payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity to our NEOs to allow them to pay their tax liabilities incurred upon the vesting of their restricted stock awards without selling the received restricted shares. However, we permit our NEOs to elect (prior to the grant of the award) to forego the cash portion of the long-term incentive award and instead receive the entire long-term incentive award in the form of three-year pro rata vesting restricted stock. In fiscal 2018, Messrs. Green and Hull elected to receive their entire award in restricted shares, while Messrs. Altschaefl and Meade elected to receive the combined cash and restricted share award. Mr. Potts did not receive a long-term incentive award in fiscal 2018 as a result of his decision to retire on August 30, 2017.

Our compensation committee has reserved the right and discretion to make exceptions to our executive compensation programs, including as any such exception may apply to the determination of any and/or all of the relative base salaries, cash bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Executive Compensation Decisions in Fiscal 2017

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program Currently, our compensation committee consists of Mr. Goodson (Chair), Ms. Rich and Mr. Williamson. Mr. Altschaefl also served on our compensation committee prior to his appointment as our chief executive officer. Following the annual meeting, our compensation committee will consist of Messrs. Williamson (Chair), Otten and Young. Each current and future member of our compensation committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing the company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. Our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

The compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2016 annual meeting of shareholders as support for the company’s compensation policies and practices. At our 2016 annual meeting of shareholders, more than 80% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders. This year, we are again seeking input from our shareholders on the frequency with which our shareholders should vote on a say-on-pay proposal and our board of directors will consider such input when setting future say-on-pay proposals for consideration by our shareholders.

Under our fiscal 2017 cash bonus program for NEOs, no bonuses were to be paid unless we achieved at least (i) $500,000 of profit before taxes and (ii) revenue growth of 10% more than fiscal year 2016. Under the fiscal 2017 bonus program, for every $1.00 of profit before taxes and bonus expenses earned over the $500,000 threshold up to a maximum of $1.0 million, a bonus pool of $0.38 would have been earned and for every $1.00 of profit before taxes and bonus expenses over $1.0 million up to $3.5 million, a bonus pool of $0.25 would be earned up to a maximum total bonus pool of $994,247 for all participating executives. In fiscal 2017, the Company did not achieve either target. Accordingly, our NEOs did not earn bonuses for fiscal 2017 despite the company’s accomplishments over the past year that should strengthen the foundation and future prospects of the company, including:

•	Continuing to implement new initiatives to support our continued transition to LED products;

•	Continuing to introduce new, high-margin LED products to the market; and

•	Continuing to transition to an agency sales model.

In connection with Scott A. Green’s promotion to executive vice president in August 2016, we provided Mr. Green with the following compensation arrangements: (i) an initial annual base salary of $225,000 (the same as his pre-promotion salary); (ii) a grant of $151,878 (or 106,956 shares) in restricted stock vesting annually pro rata over a three-year period; and (iii) participation by Mr. Green in our annual and/or long-term bonus plans as well as our employee benefit plans made available to other senior executives. Mr. Green was also permitted to participate in our fiscal 2017 cash bonus program for executives, with a target maximum bonus equal to 35% of his base salary (the same percentage as our other executive vice president), with any such bonus amount to be pro-rated for fiscal 2017. For the same reasons as set forth above, Mr. Green did not earn a bonus for fiscal 2017. In setting the compensation package for Mr. Green, our compensation committee considered the compensation of our other NEOs, Mr. Green’s important role and responsibilities with respect to our sales organization, Mr. Green’s prior contributions, and expected future contributions, to the company, as well as general competitive factors.

Mike Potts’ Employment Agreement

On April 1, 2017, we entered into a new employment agreement with Mr. Potts in connection with his new role as our chief risk officer and executive vice president. The compensation arrangements provided to Mr. Potts are substantially similar to those provided to Mr. Potts’ under his prior employment agreement with the Company, except that the employment agreement included (i) a reduced initial annual base salary of $260,000 for fiscal 2018 (previously $315,000) and (ii) provisions allowing Mr. Potts to participate in any project-based bonus programs established by our board of directors and compensation committee from time to time. In setting the compensation package for Mr. Potts, our compensation committee considered the prior responsibilities and compensation of Mr. Potts, Mr. Potts’ new responsibilities as chief risk officer and executive vice president, the compensation of our other NEOs, as well as general competitive factors.

Management Restructuring and Reevaluating Fiscal 2018 Executive Compensation

On May 25, 2017, our board restructured our management team with the directive to focus on reducing costs and accelerating our path to achieving profitability, while continuing to increase revenues. In connection with this restructuring, Mr. Altschaefl replaced Mr. Scribante as our chief executive officer, Mr. Green was appointed our chief operating officer and Mr. Scribante retired from our board of directors. Following this restructuring, Mr. Potts subsequently agreed to retire as our chief risk officer and executive vice president, effective as of August 30, 2017. In light of these events, our management team and our compensation committee conducted a comprehensive reevaluation of the fiscal 2018 executive compensation program previously approved by the compensation committee in furtherance of our initiative to reduce costs and accelerate our path to achieve profitability.

As a result of this reevaluation, our management proposed, and our compensation committee approved, decreases in the salaries of our NEOs other than Mr. Green, whose salary was increased to reflect his additional responsibilities following his appointment as our chief operating officer. The decrease in the base salaries of our NEOs represents a 26% reduction from the total NEO base salaries approved in fiscal 2017 (including the pro-rating of Mr. Potts’ base salary prior to his retirement). The decision to decrease the base salaries of our NEO’s modified the prior decision by the compensation committee to freeze the fiscal 2018 salaries of each of our NEOs other than Mr. Potts, whose salary had been decreased in order to reflect his change in title, responsibilities and compensation structure in connection with his transition to the role of chief risk officer and executive vice president.

In addition, our management proposed, and our compensation committee approved, revised long-term incentive compensation consisting of awards equal in total initial value to 80% of each of our NEO’s fiscal 2018 annual base salary (a reduction from the prior approval of awards equal to 100% of each of our NEO’s fiscal 2018 annual base salary). These awards were made in the form of three-year pro rata vesting restricted stock grants and cash awards payable in one-third increments upon the annual vesting of tandem restricted stock awards in order to provide liquidity for the personal income tax liabilities incurred by our NEOs upon the vesting of the restricted stock awards. The revised fiscal 2018 long-term incentive awards represent a 43% reduction in the dollar value of the total NEO long term incentive awards approved for fiscal 2017 and a 45% reduction in the dollar value of the total NEO long term incentive awards initially approved for fiscal 2018.

In addition, our compensation committee considered and approved changes to our annual incentive cash bonus opportunity in order to better motivate our NEOs to achieve the company’s strategic and financial objectives and thereby enhance shareholder value. The committee determined that it would be in the best interest of the company to adopt a cash bonus program that rewards management for generating positive EBITDA in fiscal 2018. Under the revised fiscal 2018 cash bonus program, our NEOs will participate in a bonus pool of up to 50% of our positive fiscal 2018 EBITDA (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $710,000 (a 29% decrease from the target bonus pool under our original fiscal 2018 cash bonus program and a 27% decrease from the target bonus pool approved in fiscal 2017). Payments made to our NEOs from the EBITDA-based bonus pool will be on a pro rata basis based on each NEO’s percentage share of the total target bonus pool determined by their relative target bonus amount compared to the total target bonus amount. Our compensation committee believes that the changes to our annual incentive cash bonus opportunity align the interests of management with our directive to accelerate our path to profitability in fiscal 2018, while also imposing limitations that mitigate compensation risk and ensure that our shareholders will be able to benefit (through the appreciation of our stock price) in at least 50% of any positive EBITDA.

Our compensation committee also considered and approved: (i) a maximum $75,000 project-based bonus opportunity for Mr. Potts based on his successful completion of certain cash generating projects, which will continue to apply to Mr. Potts following his retirement and (ii) a maximum $150,000 discretionary financial performance bonus pool (triggered if we achieve at least $500,000 in EBITDA for fiscal 2018) for our NEOs. The discretionary financial performance bonus pool will be reduced by an amount equal to any project bonus payments earned by Mr. Potts. In establishing these new cash bonus opportunities, the compensation committee considered the board’s focus on accelerating our path to achieving profitability, the decisions to decrease both of our NEO base salaries and their long-term incentive awards, and that Mr. Potts’ base salary had separately been reduced as a result of his new title and responsibilities prior to the board’s cost reduction initiative and prior to Mr. Potts’ announced retirement. The compensation committee also considered the company’s recent financial performance. Based on these considerations, the compensation committee favored the creation of additional bonus opportunities because the committee believed that any potential additional incentive compensation earned by our NEOs should be tied to the achievement of the company’s financial and strategic goals. In addition, our compensation committee favored the creation of a project-based bonus opportunity for Mr. Potts to be rewarded based on the successful completion of cash generating projects that will enhance our liquidity.

In connection with Mr. Altschaefl’s promotion to chief executive officer, we provided Mr. Altschaefl with the following compensation arrangements: (i) an initial annual base salary of $325,000 (40% less than our prior chief executive officer); (ii) a grant of $260,000 (52% less than our prior chief executive officer), or 113,044 shares, in restricted stock vesting annually pro rata over a three-year period; and (iii) participation by Mr. Altschaefl in our annual and/or long-term bonus plans as well as our employee benefit plans made available to other senior executives. Mr. Altschaefl was also permitted to participate in our fiscal 2018 cash bonus program for executives, with a target maximum bonus equal to 100% of his base salary (with the actual dollar amount being 40% less than the maximum bonus available to our prior chief executive officer). In setting the compensation package for Mr. Altschaefl, our compensation committee considered our cost reduction initiatives, the compensation of our other NEOs, Mr. Altschaefl’s new role and responsibilities, Mr. Altschaefl’s prior and expected contributions to our company, Mr. Altschaefl’s personal and professional sacrifices undertaken to assume the role of our chief executive officer, as well as general competitive factors.

Summary of Changes to Executive Compensation

The following graph illustrates the changes made to the major elements of our executive compensation program for fiscal 2018 as a result of the events described above:

Compensation Element	Fiscal Year 2017 NEO Compensation	Initial Fiscal Year 2018 NEO Compensation	Revised Fiscal Year 2018 NEO Compensation	% Change (FY 17 to Revised FY 18)	% Change (Initial FY 18 to Revised FY 18)
Base Salaries	$1,635,000	$1,580,000	$1,203,333	(26%)	(24%)
Long-Term Incentive Awards	$1,533,428	$1,580,000	$876,000	(43%)	(45%)
Annual Cash Bonus Pool(1)	$994,247	$993,500	$710,000	(29%)	(29%)

Total	$4,162,675	$4,153,500	$2,789,333	(33%)	(33%)

(1)	Excludes the $150,000 discretionary EBITDA-based bonus pool and Mr. Potts’ project-based bonus (which is deducted from the discretionary bonus pool). If included with the initial and revised annual cash bonus pool for fiscal year 2018, the revised fiscal year 2018 bonus pool represents a 14 % decrease from the NEO bonus pool approved in fiscal 2017 and a 29% decrease from the NEO bonus pool initially approved in fiscal 2018. Similarly, the $150,000 discretionary EBITDA-based bonus pool and Mr. Potts’ project-based bonus is included in the total amounts, the revised fiscal year 2018 NEO compensation represents a 29% decrease from the total NEO compensation approved in fiscal 2017 and a 33% decrease from the total NEO compensation initially approved in fiscal 2018

Retirement of Michael J. Potts

Following the restructuring of our management team, Mr. Potts subsequently agreed to retire as our chief risk officer and executive vice president, effective as of August 30, 2017. In connection with Mr. Potts’ retirement, we and Mr. Potts entered into a Mutual Retirement and Severance Agreement and Complete and Permanent Release of All Claims (the “Retirement Agreement”) on June 30, 2017.

Pursuant to the Retirement Agreement, we have affirmed our obligation to provide certain severance payments and benefits required to be provided to Mr. Potts as a result of his mutual termination without “cause” pursuant to the terms of his Executive Employment and Severance Agreement with us, including a severance payment of $292,410.96 payable in variable monthly installments over a period of 10 months (calculated in accordance with Mr. Potts’ Executive Employment and Severance Agreement as (i) Mr. Potts’ base salary, plus (ii) Mr. Potts’ initial fiscal 2018 annual target bonus of fifty percent of his annual base salary (pro-rated based on the number of days that Mr. Potts was our chief risk officer and executive vice president in fiscal 2018)), less applicable taxes and other withholdings. In addition, we have agreed to pay Mr. Potts his accrued salary and other compensation through August 30, 2017 and pro-rated fiscal 2018 vacation through the date of his retirement. We have also affirmed our obligation under Mr. Potts’ Executive Employment and Severance Agreement to continue to provide Mr. Potts with his current family health insurance plan coverage, or equivalent, and we will pay both the employer and employee portion of such coverage until Mr. Potts is eligible for Medicare coverage.

The Retirement Agreement also contains certain provisions concerning Mr. Potts’ continued service as a director. During Mr. Potts continued service as director, Mr. Potts will not be entitled to receive any compensation (whether cash or equity-based) as a non-employee director until January 1, 2019, other than the reimbursement of ordinary out of pocket expenses. From and after January 1, 2019 and for the remainder of Mr. Potts’ term (which, assuming Mr. Potts’ re-election at the annual meeting, would expire at the 2019 annual meeting of shareholders), Mr. Potts will be entitled to receive customary non-employee director cash compensation (but not any equity-based compensation), as well as the reimbursement of ordinary out of pocket expenses.

We have also agreed to retain Mr. Potts as a consultant for a term expiring on June 15, 2018. During this term, Mr. Potts will be paid a $150 per hour fee for consulting services performed as and when requested by us, together with the reimbursement of all ordinary out of pocket expenses. In addition, Mr. Potts will continue to remain eligible to receive his $75,000 project-based bonus previously approved by the compensation committee.

In consideration of the foregoing agreements, Mr. Potts agreed to a mutual general release of claims, as well as agreeing to a covenant not to sue. Mr. Potts has also reaffirmed the application of certain covenants contained in his Executive Employment and Severance Agreement, including two-year non-solicitation and non-competition covenants and two-year nondisclosure and confidentiality covenant.

In setting the retirement package for Mr. Potts, our compensation committee considered Mr. Potts’ many years of experience and service to our company, Mr. Potts’ continued willingness to support our strategic goals and work toward the achievement of cash generating products that will enhance our liquidity, Mr. Potts’ continued role as both a director and consultant and general competitive factors.

Internal and External Reports

In setting compensation for fiscal years 2017 and 2018, our compensation committee prepared its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites. In addition, our compensation committee reviewed data on the NEO compensation programs for 15 “peer companies” identified by Institutional Shareholder Services Inc. in its Proxy Analysis and Benchmark Policy Voting Recommendations for our 2016 annual meeting of shareholders in order to provide background information on the compensation levels and framework of the “peer companies” used by ISS when evaluating the compensation of our NEOs.

To assure independence, the compensation committee pre-approves all work unrelated to executive compensation proposed to be provided by a compensation consultant, if any. The compensation committee also considers all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

The compensation committee also assessed the independence of the company’s outside legal counsel, with whom the committee consults from time to time, using the factors set forth above and determined that the outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term annual incentive bonus compensation;

•	Long-term equity-based incentive compensation; and

•	Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

In late fiscal 2016, management recommended, and our compensation committee approved, freezes on the fiscal 2017 salaries for each of our NEOs. The salaries for each of our NEOs were frozen due our relative financial and stock price performance in fiscal 2016.

In late fiscal 2017, management recommended, and our compensation committee approved, freezes on the fiscal 2018 salaries for each of our NEOs other than Michael J. Potts, whose salary was decreased to reflect his change in title, responsibilities and compensation structure in connection with his transition to the role of chief risk officer and executive vice president. The salaries for each of our NEOs were frozen due to our fiscal 2017 financial results.

Promptly after our management restructuring, in early June 2017, our management and compensation committee conducted a reevaluation of the fiscal 2018 salaries for each of our NEOs in view of our new goals of reducing costs, accelerating our path to profitability and increasing our revenue. As a result of such reevaluation and our review of our new fiscal 2018 goals and objectives, our management recommended, and our compensation committee approved, decreases to the salaries of our NEOs other than Mr. Green, whose salary was increased to reflect his additional responsibilities following his appointment as our chief operating officer. In addition, Mr. Potts’ salary was pro-rated for fiscal 2018 to reflect his decision to retire on August 30, 2017. The change in the base salaries of our NEOs represents a 26% reduction from the base salaries approved in fiscal 2017 and a 24% reduction in the base salaries initially approved for fiscal 2018.

The revised fiscal 2018 base salaries for our NEOs compared to their original fiscal 2018 base salaries and fiscal 2017 base salaries are as follows:

Name and Current Position	Revised Fiscal 2018 Base Salary(1)		Initial Fiscal 2018 Base Salary	Fiscal 2017 Base Salary
Michael W. Altschaefl	$325,000		N/A	N/A
Chief Executive Officer
William T. Hull	$283,500		$315,000	$315,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer
Scott A. Green	$275,000		$225,000	$225,000
Chief Operating Officer and Executive Vice President
Marc Meade	$211,500		$235,000	$235,000
Executive Vice President
Michael J. Potts	$108,333	(2)	$260,000	$315,000
Chief Risk Officer and Executive Vice President
John H. Scribante	N/A	(3)	$545,000	$545,000
Former Chief Executive Officer

(1)	Effective as of June 1, 2017 for Mr. Altschaefl, as of June 15, 2017 for Messrs. Hull, Green, Meade and as of April 1, 2017 for Mr. Potts.

(2)	Pro-rated to reflect Mr. Potts’ salary prior to his anticipated retirement on August 30, 2017.

(3)	Mr. Scribante was replaced by Mr. Altschaefl as our chief executive officer on May 25, 2017.

Incentive Compensation — Fiscal 2017

For fiscal 2017, our management proposed, and our compensation committee approved, an incentive compensation program that consisted of (i) an annual incentive cash bonus opportunity and (ii) long-term incentive compensation consisting of awards of three-year pro rata vesting restricted stock grants (representing 60% of the total dollar amount of the long-term incentive award) and cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards (representing 40% of the total dollar amount of the long-term incentive award) in order to provide liquidity for the personal income tax liabilities incurred by our NEOs upon the vesting of the restricted stock awards; provided, however, that we permitted our NEOs to elect (prior to the grant of the award) to forego the cash portion of the long-term incentive award and receive the entire long-term incentive award in the form of three-year pro rata vesting restricted stock. The annual incentive cash bonus opportunity and the long-term incentive compensation for fiscal 2017 are discussed in detail below.

Annual Incentive Cash Bonus Opportunity for Fiscal 2017

Under the fiscal 2017 cash bonus program for NEOs, no bonuses were to be paid unless we achieved at least (i) $500,000 of profit before taxes and (ii) revenue growth of 10% more than our fiscal year 2016 revenue. Under the fiscal 2017 bonus program, for every $1.00 of profit before taxes and bonus expenses earned over the $500,000 threshold up to $1.0 million, a bonus pool of $0.38 would have been earned, and for every $1.00 of profit before taxes and bonus expenses earned over $1.0 million up to $3.5 million, a bonus pool of $0.25 would have been earned. The maximum total bonus pool for NEOs was $994,247.

The compensation committee established a target maximum bonus for each of our NEOs as follows for fiscal 2017:

Name and Position	Target Maximum Bonus		Percentage of Fiscal 2017 Base Salary
John Scribante	$545,000		100%
Chief Executive Officer
Mike Potts	$157,500		50%
President and Chief Operating Officer
William Hull	$157,500		50%
Chief Financial Officer, Chief Accounting Officer and Treasurer
Marc Meade	$82,250		35%
Executive Vice President
Scott A. Green	$78,750	(1)	35	%(1)
Executive Vice President

(1)	Pro-rated for fiscal 2017 based on the date Mr. Green was promoted to Executive Vice President.

We did not achieve either target in fiscal 2017. Accordingly, our NEOs did not earn incentive bonuses for fiscal 2017.

Long-Term Equity-Based Incentive Compensation for Fiscal 2017

Our management proposed, and our compensation committee approved, long-term incentive awards for fiscal 2017 initially valued upon grant at $542,991 for Mr. Scribante, $305,371 for Mr. Potts, $305,371 for Mr. Hull, $227,817 for Mr. Meade and $151,878 for Mr. Green. Mr. Hull’s and Mr. Green’s awards consisted of three-year pro rata vesting restricted stock. The remainder of our NEOs were provided 60% of their award in the form of three-year pro rata vesting restricted stock and 40% in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity to our NEOs for their personal income tax liabilities incurred upon the vesting of the restricted stock awards. Our compensation committee granted our NEOs awards of three-year pro rata vesting restricted stock because it continued to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on the applicable grant date) resulted in a grant of the following number of shares to our NEOs (other than Mr. Green) on June 7, 2016, and to Mr. Green on August 5, 2016:

Name and Position	Restricted Stock (#)	Restricted Cash ($)
John H. Scribante	236,083	$217,196
Chief Executive Officer
Michael J. Potts	132,770	$122,148
President and Chief Operating Officer
William T Hull	221,283	N/A
Chief Financial Officer, Chief Accounting Officer and Treasurer
Marc Meade	99,051	$91,127
Executive Vice President
Scott A. Green	106,956	N/A
Executive Vice President

Incentive Compensation — Fiscal 2018

For fiscal 2018, our compensation committee approved an incentive compensation program consisting of (i) annual incentive cash bonus opportunities and (ii) long-term incentive compensation consisting of awards of three-year pro rata vesting restricted stock grants (representing 60% of the total long-term incentive award) and cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards (representing 40% of the total long-term incentive award) in order to provide liquidity to our NEOs for their tax liabilities incurred upon the vesting of the restricted stock awards. The annual incentive cash bonus opportunities and the long-term incentive compensation for fiscal 2018 are discussed in detail below.

Initial Annual Incentive Cash Bonus Opportunities for Fiscal 2018

In late fiscal 2017, our compensation committee approved an initial fiscal 2018 cash bonus program for our NEOs that allowed our NEOs to earn a cash bonus upon the achievement of certain performance targets approved by the compensation committee. The performance metrics under our initial fiscal 2018 cash bonus program were comprised of two equally weighted components: revenue and EBITDA. The compensation committee established two separate target bonus pools based on the company’s fiscal 2018 revenue and EBITDA that each would have paid a target amount of $496,750 upon the achievement of certain revenue and EBITDA targets, as applicable, with a total target bonus pool of $993,500 if both targets were met.

Revised Annual Incentive Cash Bonus Opportunities for Fiscal 2018

Promptly after our management restructuring, in early June 2018, our management team and the compensation committee conducted a comprehensive reevaluation of the fiscal 2018 executive cash bonus program in furtherance of our initiative to reduce costs and accelerate our path to profitability, as well as increase our revenue. As a result of this reevaluation, our management proposed, and our compensation committee approved, a revised fiscal 2018 cash bonus program that rewards management for achieving positive EBITDA in fiscal 2018. The compensation committee selected EBITDA as the sole component of the revised fiscal 2018 cash bonus program due to our primary focus on accelerating our path to profitability in fiscal 2018.

Under the revised fiscal 2018 cash bonus program, our NEOs will participate in a bonus pool of up to 50% of our positive fiscal 2018 EBITDA (calculated after taking into account all bonuses), with the total bonus pool capped at a maximum of $710,000. The revised fiscal 2018 target bonus pool represents a 29% decrease from the target bonus pool under our original fiscal 2018 cash bonus program and a 29% decrease from the target bonus pool approved for fiscal 2017. Payments made to our NEOs from the EBITDA-based bonus pool will be on a pro rata basis based on each NEO’s percentage share of the total target bonus pool determined by their relative target bonus amount compared to the total target bonus amount.

Under our 2018 cash bonus program, EBITDA is defined as our earnings before interest, tax, depreciation and amortization.

The revised fiscal 2018 cash bonus program targets for our NEOs compared to their original fiscal 2018 cash bonus program targets and fiscal 2017 cash bonus program targets are as follows:

Name and Current Position	Revised Fiscal 2018 Target Bonus(1)	Percentage of Revised Fiscal 2018 Base Salary		Initial Fiscal 2018 Target Bonus(1)	Percentage of Revised 2018 Base Salary		Fiscal 2017 Target Bonus	Percentage of Fiscal 2017 Base Salary
Michael W. Altschaefl(2)	$325,000	100%		N/A	N/	A	N/A	N/	A
Chief Executive Officer
William T. Hull	$141,750	50%		$157,500	50%		$157,500	50%
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer
Scott A. Green	$137,500	50%		$78,750	35%		$78,750	35%
Chief Operating Officer and Executive Vice President
Marc Meade	$105,750	50%		$82,250	35%		$82,250	35%
Executive Vice President
Michael J. Potts(3)	N/A	N/	A	$130,000	50%		$157,500	50%
Chief Risk Officer and Executive Vice President
John H. Scribante(2)	N/A	N/	A	$545,000	100%		$545,000	100%
Former Chief Executive Officer

(1)	Does not include potential bonus payments resulting from (i) Mr. Potts’ $75,000 project-based bonus opportunity or (ii) the achievement of the $150,000 discretionary financial performance bonus pool, both of which are described in detail below.

(2)	Mr. Scribante was replaced by Mr. Altschaefl as our chief executive officer on May 25, 2017.

(3)	Mr. Potts will not participate in the fiscal 2018 EBITDA-based cash bonus program as a result of his decision to retire on August 30, 2017.

For fiscal 2018, the compensation committee also established, and following the reexamination of our fiscal 2018 compensation programs, reaffirmed (i) a maximum $150,000 discretionary financial performance bonus pool for our NEOs and (ii) a maximum $75,000 project-based bonus opportunity for Mr. Potts based on his successful completion of certain cash generating projects identified by the compensation committee (which will continue to apply following Mr. Potts’ retirement on August 30, 2017). The availability of the discretionary financial performance bonus pool will be contingent on the company achieving at least $500,000 in EBITDA in fiscal 2018 and will be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. The total amount of the discretionary bonus pool will be reduced by an amount equal to any project bonus payments earned by Mr. Potts; however, Mr. Potts’ project bonus payments, if earned, will be payable even if the discretionary bonus pool is not earned and will not be subject to the overall limitation on annual cash incentive bonuses paid our NEOs.

The financial goals described above are not a prediction of how we will perform during fiscal year 2018. The purpose of the goals are to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The goals are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Our compensation committee has the discretion to adjust the achievement of the financial goals under the fiscal 2018 cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Initial Long-Term Equity-Based Incentive Compensation for Fiscal 2018

In late fiscal 2017, our management proposed, and our compensation committee approved, long-term incentive awards for fiscal 2018 initially valued upon grant at $545,000 for Mr. Scribante, $315,000 for Mr. Hull, $260,000 for Mr. Potts, $235,000 for Mr. Meade and $225,000 for Mr. Green.

Revised Long-Term Equity-Based Incentive Compensation for Fiscal 2018

In early June, 2017, following the restructuring of our management team and comprehensive reevaluation of our the fiscal 2018 long-term incentive awards, our management proposed, and our compensation committee approved, revised long-term incentive awards for fiscal 2018 initially valued upon grant at $260,000 for Mr. Altschaefl, $226,800 for Mr. Hull, $220,000 for Mr. Green and $169,200 for Mr. Meade. The revised fiscal 2018 long-term incentive awards represent a 45% reduction in the dollar value of the long term incentive awards initially approved for fiscal 2018 and a 43% reduction in the dollar value of the long term incentive awards approved for fiscal 2017. Mr. Potts did not receive a long-term incentive award in fiscal 2018 as a result of his decision to retire on August 30, 2017.

The revised fiscal 2018 long-term incentive awards for our NEOs compared to their original fiscal 2018 long-term incentive awards and fiscal 2017 long-term incentive awards are as follows:

Name and Current Position	Revised Fiscal 2018 Long-Term Incentive Award		Initial Fiscal 2018 Long-Term Incentive Award	Fiscal 2017 Long-Term Incentive Award
Michael W. Altschaefl	$260,000		N/A	N/A
Chief Executive Officer
William T. Hull	$226,800		$315,000	$305,371
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer
Scott A. Green	$220,000		$225,000	$151,878
Chief Operating Officer and Executive Vice President
Marc Meade	$169,200		$235,000	$227,817
Executive Vice President
Michael J. Potts	N/A	(1)	$260,000	$305,371
Chief Risk Officer and Executive Vice President
John H. Scribante	N/A	(2)	$545,000	$542,991
Former Chief Executive Officer

(1)	Mr. Potts did not receive a long-term incentive award in fiscal 2018 as a result of his decision to retire on August 30, 2017.

(2)	Mr. Scribante was replaced by Mr. Altschaefl as our chief executive officer on May 25, 2017.

Messrs. Hull and Green’s awards consist of three-year pro-rata vesting restricted stock. Messrs. Altschaefl and Meade were provided 60% of their award in the form of three-year pro rata vesting restricted stock and 40% in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity to our NEOs for their personal income tax liabilities incurred upon the vesting of the restricted stock awards. Our compensation committee granted our NEOs awards of three-year pro rata vesting restricted stock because it continues to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 13, 2017) resulted in a grant of the following number of shares to our NEOs on June 13, 2017:

Name and Current Position	Restricted Stock (#)	Restricted Cash ($)
Michael W. Altschaefl Chief Executive Officer	113,044	$104,000
William T Hull Chief Financial Officer and Executive Vice President	164,348	$0
Scott A. Green Chief Operating Officer and Executive Vice President	159,421	$0
Marc Meade Executive Vice President	73,566	$67,680

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 3% of the first $5,000 of an employee’s contributions (i.e., capped at $150). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees, except that they are not eligible for the loan program under the employee stock purchase plan. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide Messrs. Altschaefl (following his appointment as chief executive officer), Hull and Potts with a car allowance of $1,000 per month. In addition, we provided a car allowance of $1,000 per month to Mr. Scribante in fiscal 2017 and prior to his departure in fiscal 2018. In fiscal 2017, we also provided our NEOs with an aggregate business development pool of $20,000 for use with respect to business development, customer experience and other related items with individual expenditures approved at the discretion of our chief executive officer. For fiscal 2018, our management recommended, and our compensation committee approved, an increase in the business development pool from $20,000 to $35,000.

Severance and Change of Control Arrangements

General

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs (other than Mr. Altschaefl) will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2003 Stock Option Plan, 2004 Stock and Incentive Awards Plan and 2016 Omnibus Incentive Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock award agreements under the 2004 Stock and Incentive Awards Plan and 2016 Omnibus Incentive Plan provide for the automatic vesting of all unvested shares of restricted stock upon a change of control.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company without undue concern over the impact on their employment or financial security of a change of control of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreement to confidentiality, intellectual property rights waiver, non-solicitation and non-competition provisions. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Management Changes in Early Fiscal 2018

On May 25, 2017, we announced the restructuring of our management team, including the departure of Mr. Scribante as our chief executive officer. In connection with this management restructuring, Mr. Altschaefl was appointed by our board as our new chief executive officer.

Scribante Severance Agreement. In connection with Mr. Scribante’s departure, we and Mr. Scribante entered into a Mutual Termination and Severance Agreement and Complete and Permanent Release of All Claims (the “Severance Agreement”) on June 8, 2017. Pursuant to the Severance Agreement, we have affirmed our obligation to provide certain severance payments and benefits required to be provided to Mr. Scribante as a result of a termination without “cause” pursuant to the terms of his Executive Employment and Severance Agreement with us, including a lump sum severance payment of $1,172,123.29 (calculated in accordance with Mr. Scribante’s Executive Employment and Severance Agreement as (i) two times Mr. Scribante’s base salary, plus (ii) Mr. Scribante’s fiscal 2018 annual target bonus of one-hundred percent of his annual base salary (pro-rated based on the number of days that Mr. Scribante was our chief executive officer in fiscal 2018)), less applicable taxes and other withholdings. We also paid Mr. Scribante his accrued salary through May 31, 2017 and vacation pro-rated fiscal 2018 vacation (totaling $61,487.12) through the date of his departure (the “termination date”) and agreed to pay the employer’s portion of the premiums for Mr. Scribante’s COBRA continuation coverage for 18 months after the termination date.

In addition, under the Severance Agreement, Mr. Scribante retained all vested restricted stock and stock option awards that vested as of the date of the Severance Agreement, and will be permitted to exercise any vested stock options within 90 days of the termination date. We also agreed to assign all the policies of insurance on Mr. Scribante’s life currently in effect to Mr. Scribante and obtain a six-year tail director and officer insurance policy covering Mr. Scribante.

In consideration of the foregoing severance payments, Mr. Scribante agreed to retire as a director and provide a mutual general release of claims, as well as agreeing to a covenant not to sue. Mr. Scribante has also reaffirmed the application of certain covenants contained in his Executive Employment and Severance Agree-

ment, including two year non-solicitation and non-competition covenants and a two-year nondisclosure and confidentiality covenant.

Altschaefl Employment Agreement. Following Mr. Scribante’s departure as our chief executive officer, we entered into an Executive Employment and Severance Agreement with Mr. Altschaefl as our new chief executive officer.

Mr. Altschaefl’s Executive Employment and Severance Agreement entitles Mr. Altschaefl to certain pre-change of control severance payments and other benefits upon a qualifying employment termination. If Mr. Altschaefl’s employment is terminated without cause or for good reason prior to the end of his employment period and prior to us experiencing a change of control, Mr. Altschaefl will be entitled to (i) a severance benefit payable in a lump sum equal to two times the sum of his base salary plus the average of his prior three years’ bonuses; (ii) a pro rata bonus for the year of termination based on Mr. Altschaefl’s annual target cash bonus opportunity (if any) for such year multiplied by a fraction representing the portion of the annual performance period that has elapsed at the time of termination; and (iii) pay COBRA premiums at the active employee rate for the duration of Mr. Altschaefl’s COBRA continuation coverage period. To receive these benefits, Mr. Altschaefl must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

In addition, Mr. Altschaefl’s Executive Employment and Severance Agreement contains protections that would provide Mr. Altschaefl with certain payments in the event that (i) a change of control of our company occurs prior to the end of Mr. Altschaefl’s employment period or (ii) prior to the occurrence of a change of control of our company, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, Mr. Altschaefl’s employment is terminated by us without cause or Mr. Altschaefl terminates his employment with us for good reason. We describe this type of change of control arrangement as being subject to a “single trigger.” The compensation committee determined that it was in the best interest of our company to provide Mr. Altschaefl with a single trigger change of control provision in his employment agreement in consideration of Mr. Altschaefl’s goals and objectives and his personal and professional sacrifices undertaken to assume the role of our chief executive officer and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS).

Potts Retirement Agreement. Following the restructuring of our management team, Mr. Potts subsequently agreed to retire as our chief risk officer and executive vice president, effective as of August 30, 2017. In connection with Mr. Potts’ retirement, we and Mr. Potts entered into a Mutual Retirement and Severance Agreement and Complete and Permanent Release of All Claims (the “Retirement Agreement”) on June 30, 2017.

Pursuant to the Retirement Agreement, we have affirmed our obligation to provide certain severance payments and benefits required to be provided to Mr. Potts as a result of his mutual termination without “cause” pursuant to the terms of his Executive Employment and Severance Agreement with us, including a severance payment of $292,410.96 payable in variable monthly installments over a period of 10 months (calculated in accordance with Mr. Potts’ Executive Employment and Severance Agreement as (i) Mr. Potts’ base salary, plus (ii) Mr. Potts’ initial fiscal 2018 annual target bonus of fifty percent of his annual base salary (pro-rated based on the number of days that Mr. Potts was our chief risk officer and executive vice president in fiscal 2018)), less applicable taxes and other withholdings. In addition, we have agreed to pay Mr. Potts his accrued salary and other compensation through August 30, 2017 and pro-rated fiscal 2018 vacation through the date of his retirement. We have also affirmed our obligation under Mr. Potts’ Executive Employment and Severance Agreement to continue to provide Mr. Potts with his current family health insurance plan coverage, or equivalent, and we will pay both the employer and employee portion of such coverage until Mr. Potts is eligible for Medicare coverage.

In addition, under the Retirement Agreement, all of Mr. Potts’ unvested restricted stock (and any related restricted cash) awards shall continue to vest in accordance with such award’s applicable vesting schedule pursuant to the terms of the applicable award agreements during the period that Mr. Potts remains a member of our board. In addition, on the date that Mr. Potts ceases to be a member of our board, Mr. Potts will retain all vested restricted stock and stock option awards that have vested as of such date, and will be permitted to exercise any vested stock options during the period provided in the applicable option award agreement. We also agreed to assign all the policies of insurance on Mr. Potts’ life currently in effect to Mr. Potts and obtain a six-year tail director and officer insurance policy covering Mr. Potts after he ceases to be a member of our board.

The Retirement Agreement also contains certain provisions concerning Mr. Potts’ continued service as a director. During Mr. Potts continued service as director, Mr. Potts will not be entitled to receive any compensation (whether cash or equity-based) as a non-employee director until January 1, 2019, other than the reimbursement of ordinary out of pocket expenses. From and after January 1, 2019 and for the remainder of Mr. Potts’ term (which, assuming Mr. Potts’ re-election at the annual meeting, would expire at the 2019 annual meeting of shareholders), Mr. Potts will be entitled to receive customary non-employee director cash compensation (but not any equity-based compensation), as well as the reimbursement of ordinary out of pocket expenses.

We have also agreed to retain Mr. Potts as a consultant for a term expiring on June 15, 2018. During this term, Mr. Potts will be paid a $150 per hour fee for consulting services performed as and when requested by us, together with the reimbursement of all ordinary out of pocket expenses. In addition, Mr. Potts will continue to remain eligible to receive his $75,000 project-based bonus previously approved by the compensation committee.

In consideration of the foregoing agreements, Mr. Potts agreed to a mutual general release of claims, as well as agreeing to a covenant not to sue. Mr. Potts has also reaffirmed the application of certain covenants contained in his Executive Employment and Severance Agreement, including two-year non-solicitation and non-competition covenants and two-year nondisclosure and confidentiality covenant.

Other Policies

Policies On Timing of Equity Awards.    Our compensation committee and board of directors have adopted a general policy on the timing of equity awards, under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity awards shortly following our earnings releases so that the restricted stock awards are granted (and valued) at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under our 2016 Omnibus Incentive Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our Common Stock per fiscal year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount. Under this delegation of authority, any restricted stock awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines.    One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that executive officers are shareholders and have a significant financial interest in our company is an effective means to accomplish this objective.

The number of shares required to be held by our executive officers is as follows:

Position	Number Of Shares
Chief Executive Officer	112,154
Executive Vice President	38,077
Chief Financial Officer	38,077
Senior Vice President	11,539
Vice President	11,539

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock awards or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly appointed executive officers have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations.    In setting compensation for our NEOs, our compensation committee considers the deductibility of compensation under the Code. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to the chief executive officer and other NEOs, excluding the chief financial officer. However, compensation that is considered “performance-based” compensation under Section 162(m) is not subject to the $1.0 million limit on deductibility. We obtained shareholder approval of the material terms of the performance goals under our 2016 Omnibus Incentive Plan at our 2016 annual shareholders meeting to enable us to qualify awards granted under such plan as performance-based compensation to the extent the other applicable requirements of Section 162(m) are satisfied. Our compensation committee intends to consider the deductibility of performance-based compensation under Section 162(m) in setting compensation for our NEOs, but it may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for our executive officers. For example, as disclosed in this Compensation Discussion and Analysis, we have granted restricted stock to our NEOs that vests based solely on continued service. Such restricted stock will not qualify as performance-based compensation under Section 162(m) and, therefore, will not be exempt from the $1.0 million limit on deductibility under Section 162(m). Despite not being eligible for deductibility under Section 162(m) to the extent the value of any individual’s restricted stock exceeds $1.0 million in value, our compensation committee believed that such awards were appropriate to provide motivational and retention incentives to our NEOs that are tied directly to the value of the Common Stock. In addition, notwithstanding our intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.

We maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. Stock options with an exercise price lower than the fair market value of our Common Stock on the date of grant are not exempt from coverage under Code Section 409A. We believe that all of our stock option grants are exempt from coverage under Code Section 409A. Our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Kenneth L. Goodson, Jr., Chair

Elizabeth Gamsky Rich

Mark A. Williamson

Summary Compensation Table for Fiscal 2017

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been a NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(5)		Option Awards ($)	All Other Compensation ($)		Total ($)
William T. Hull	2017	315,000	78,750	(6)	—	384,120			14,830	(7)	792,700
Chief Financial Officer, Executive Vice President,	2016	154,000	—		—	219,129			15,632		388,761
Chief Accounting Officer and Treasurer

Scott A. Green(1)	2017	225,000	—		—	151,878		—	1,840	(8)	378,718
Chief Operating Officer and Executive Vice President(2)

Michael J. Potts	2017	315,000	—		—	183,223		—	97,121	(9)	595,344
Chief Risk Officer and	2016	315,000	—		—	183,222		—	55,716		553,938
Executive Vice President(3)	2015	315,000	—		—	183,225		—	13,002		511,227

Marc Meade	2017	235,000	—		—	136,690		—	35,317	(10)	407,007
Executive Vice President	2016	235,000	—		—	136,691		—	6,919		378,610
	2015	210,000	—		—	20,152		—	4,618		234,770

John H. Scribante	2017	545,000	—		—	325,795	(11)	—	163,211	(12)	1,034,006
Former Chief Executive	2016	545,000	—		—	317,005	(11)	—	99,724		961,729
Officer(4)	2015	545,000	—		—	317,008		—	26,594		888,602

(1)	Mr. Green became a named executive officer in fiscal 2017. He was not a named executive officer in fiscal 2015 or 2016.

(2)	Mr. Green previously served as our executive vice president until May 25, 2017.

(3)	Mr. Potts previously served as our president and chief operating officer until April 1, 2017, and will retire as our chief risk officer and executive vice president on August 30, 2017.

(4)	Mr. Scribante was replaced as our chief executive officer by Mr. Altschaefl on May 25, 2017 and retired as a director on June 8, 2017. For information on the fees and stock awards received by Mr. Altschaefl for his service as our non-employee board chair during fiscal 2017, see “Director Compensation”.

(5)	Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2017.

(6)	Represents a long-term cash retention bonus of $78,750 paid to Mr. Hull pursuant to the terms of his employment agreement as a result of his continued employment with us through March 31, 2016. Mr. Hull applied the full amount of his bonus payment toward the purchase of 57,065 newly issued shares of common stock based on the closing price on the NASDAQ Capital Market on June 7, 2016 (the date of purchase).

(7)	Includes an automobile allowance of $12,000 and tax preparation fees of $2,830.

(8)	Includes $942 in life insurance premiums.

(9)	Includes an automobile allowance of $12,000, $3,689 in life insurance premiums and $81,432 in restricted cash that vested in tandem with the vesting of restricted stock awards.

(10)	Includes $465 in business club membership fees and $34,853 in restricted cash that vested in tandem with the vesting of restricted stock awards.

(11)	As a result of Mr. Scribante’s departure and retirement, all unvested shares of restricted stock granted to Mr. Scribante were forfeited, including $217,195 in restricted stock granted in fiscal 2017 and $105,668 in restricted stock granted in fiscal 2016.

(12)	Includes an automobile allowance of $12,000, $3,722 in disability insurance premiums, $2,100 in tax preparation fees, $4,498 in business club membership fees and $140,891 in restricted cash that vested in tandem with the vesting of restricted stock awards.

Grants of Plan-Based Awards for Fiscal 2017

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan, 2016 Omnibus Incentive Plan and employment agreements with certain of our NEOs, we granted restricted stock and non-equity incentive awards (i.e., cash bonuses) to our NEOs in fiscal 2017. The following table sets forth information regarding all such awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Thres- hold ($)		Target ($)		Max ($)		Thres- hold (#)	Target (#)	Max (#)
William Hull			—	(5)	—	(5)	$157,500	(2)	—	—	—
	6/07/16	5/17/16										221,283	(4)	—	—	$305,371
Michael Potts			—	(2)	—	(2)	$157,500	(2)	—	—	—
			—	(3)	—	(3)	$122,148	(3)	—	—	—
	6/07/16	5/17/16										132,770	(4)	—	—	$183,223
Marc Meade			—	(2)	—	(2)	$82,250	(2)	—	—	—
			—	(3)	—	(3)	$91,127	(3)	—	—	—
	6/07/16	5/17/16										99,051	(4)	—	—	$136,690
Scott Green			—	(2)	—	(2)	$32,579	(2)	—	—	—
	8/05/16	8/02/16										106,956	(5)	—	—	$151,878
John Scribante			—	(2)	—	(2)	$545,000	(2)	—	—	—
			—	(3)	—	(3)	$217,196	(3)(6)	—	—	—
	6/07/16	5/17/16										236,083	(6)	—	—	$325,795

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(2)	The fiscal 2017 incentive cash bonus program provided for maximum award amounts for each executive, but did not include threshold or target award amounts. Under our fiscal 2017 cash bonus program for NEOs, no bonuses were to be paid unless we achieved at least (i) $500,000 of profit before taxes and (ii) revenue growth of 10% more than fiscal year 2016. Under the fiscal 2017 bonus program, for every $1.00 of profit before taxes and bonus expenses earned over the $500,000 threshold up to a maximum of $1.0 million, a bonus pool of $0.38 would have been earned and for every $1.00 of profit before taxes and bonus expenses over $1.0 million up to $3.5 million, a bonus pool of $0.25 would be earned up to a maximum total bonus pool of $974,829 for all participating executives.

(3)	Represents cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity for the tax liabilities incurred by our NEOs upon the vesting of the restricted stock awards. Amounts vest 1/3 per year on June 7, 2017, 2018 and 2019.

(4)	Vests 1/3 per year on June 7, 2017, 2018 and 2019.

(5)	Vests 1/3 per year on August 5, 2017, 2018 and 2019.

(6)	As a result of Mr. Scribante’s departure and retirement, all unvested shares of restricted stock and payments of restricted cash granted to Mr. Scribante were forfeited, including 157,389 shares of restricted stock and $144,797.33 of restricted cash granted in fiscal 2017 and reported on the table above.

Outstanding Equity Awards at Fiscal 2017 Year End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Hull	—	—				276,554	(2)	$547,577
Mr. Green	—	—				110,924	(3)	$219,630
Mr. Potts	40,000	10,000	(4)	$2.00	06/18/2022	207,583	(5)	$411,014
	11,620	—		$3.46	05/18/2020
	11,759	—		$3.78	05/19/2019
	21,452	—		$5.35	08/08/2018
Mr. Meade	16,000	4,000	(6)	$2.05	02/01/2023	151,884	(7)	$300,730
	25,000	—		$3.45	11/01/2020
	12,000	8,000	(8)	$3.46	05/18/2020
	5,000	—		$4.70	02/01/2020
Mr. Scribante	100,000	—		$1.62	11/12/2022	361,869	(9)	$716,501
	80,000	20,000	(10)	$2.03	06/12/2022
	16,731	—		$3.46	05/18/2020
	200,000	50,000	(10)	$3.01	09/01/2019
	11,759	—		$3.78	05/19/2019
	21,452	—		$5.35	08/08/2018

(1)	The amounts in this column have been computed based on the closing price of our common stock of $1.98 on March 31, 2017. The actual value realized by the executive will depend on the market value of our common stock on the date that the award vests.

(2)	221,283 shares vest in equal increments on June 7, 2017, 2018 and 2019 and 55,271 shares vest in equal increments on October 5, 2017 and 2018; in each instance contingent on Mr. Hull’s continued employment through the applicable vesting date.

(3)	106,956 shares vest in equal increments on August 5, 2017, 2018 and 2019, and 3,968 shares vest on May 15, 2017; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

(4)	The remainder vested and became exercisable on June 18, 2017.

(5)	132,770 shares vest in equal increments on June 7, 2017, 2018 and 2019, 55,271 shares vest in equal increments on May 26, 2017 and 2018, 5,000 shares vested on June 18, 2017, and 14,542 shares vest on May 15, 2017; in each instance contingent on Mr. Potts’ continued employment through the applicable vesting date.

(6)	The remainder vests on February 1, 2018, contingent on Mr. Meade’s continued employment through the applicable vesting date.

(7)	99,051 shares vest in equal increments on June 7, 2017, 2018 and 2019, 41,234 shares vest in equal increments on May 26, 2017 and 2018, 10,000 shares vest in equal increments on January 1, 2018 and 2019, and 1,599 shares vest on May 15, 2017; in each instance contingent on Mr. Meade’s continued employment through the applicable vesting date.

(8)	10% of the total amount awarded vested and became exercisable on May 18, 2017. The remainder vests in equal increments on May 18, 2018, 2019 and 2020, contingent on Mr. Meade’s continued employment through the applicable vesting date.

(9)	78,694 shares vested on June 7, 2017, 47,814 shares vested on May 26, 2017 and 25,159 shares vested on May 15, 2017. The remainder was subsequently forfeited as a result of Mr. Scribante’s departure and retirement.

(10)	The remainder was subsequently forfeited as a result of Mr. Scribante’s departure and retirement.

Option Exercises and Stock Vested for Fiscal 2017

The following table sets forth information about the exercise of options by our NEOs and the vesting of their restricted stock awards in fiscal 2017.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William Hull	—	—	27,635	$40,900
Scott Green	—	—	3,968	$5,198
Marc Meade	—	—	27,217	$43,566
Michael Potts	—	—	57,072	$75,360
John Scribante	—	—	109,918	$146,094

(1)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

Payments Upon Termination or Change of Control

As discussed under the “Compensation Discussion and Analysis” Section of this proxy statement under the heading “Severance and Change of Control Arrangements—Management Changes in Fiscal 2018”, Mr. Scribante was replaced by Mr. Altschaefl as our chief executive officer on May 25, 2017. In addition, Mr. Potts has agreed to retire from his position as chief risk officer and executive vice president on August 30, 2017. For information on the payments and benefits received by Mr. Scribante in connection with his departure from the company, and the payments and benefits that Mr. Potts will become entitled to receive upon his retirement, see the “Compensation Discussion and Analysis” Section of this proxy statement under the heading “Severance and Change of Control Arrangements—Management Changes in Fiscal 2018”.

Employment Agreements

Severance Benefits (No Change in Control)

Under our employment agreements with Messrs. Altschaefl, Hull, Meade, and Green, such NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses (excluding any sign-on bonus); a pro rata bonus for the year of the termination; and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause”is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good reason”is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; (iv) a material breach by us of any provision of the employment agreement; or (v) our employment of Neal R. Verfuerth as a senior executive officer. The definition of “good reason” in Messrs. Meade’s and Green’s employment agreements do not include items (ii) and (v) above, and the definition of “good reason” in Messrs. Altschaefl’s and Hull’s employment agreements does not include item (v) above.

The severance multiples, employment and renewal terms and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Employment Term	Renewal Term	Non-compete and Confidentiality
Michael W. Altschaefl	2 × Salary + Avg. Bonus	2 Years	1 Year	Yes
William T. Hull	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Marc Meade	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Scott Green	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes

We set the severance multiples, employment and renewal terms and restrictive covenants under the employment agreements based on advice from Towers Watson that such multiples and terms were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples and employment and renewal terms vary among our individual NEOs based on the advice of Towers Watson that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Watson’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Benefits (Messrs. Hull, Meade and Green)

The employment agreements for Messrs. Hull, Meade and Green also provide enhanced benefits following a change of control of our company. Upon a change of control, such executive’s employment term is automatically extended for a specified period, which varies among the individual executives as shown in the chart below. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The table also indicates the provisions in the employment agreements regarding triggering events and the treatment of payments under the agreements if the non-deductibility and excise tax provisions of Code Sections 280G and 4999 are triggered, as discussed below.

Executive	Severance	Post Change of Control Employment Term	Trigger	Excise Tax Gross-Up	Valley
William T. Hull	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Marc Meade	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Scott Green	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes

We set the post change of control severance multiples and employment terms under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this determination, our compensation committee considered information provided by Towers Watson indicating that the proposed change of control severance multiples and employment terms were generally consistent with the practices of Towers Watson’s surveyed companies.

Change of Control Benefits (Altschaefl)

The employment agreement for Mr. Altschaefl provides enhanced benefits upon, and in some circumstances prior to, a change of control of our company. Upon a change of control or, if Mr. Altschaefl’s employment is terminated without “cause” or for “good reason” prior to the occurrence of a change of control, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, then Mr. Altschaefl will be entitled to a lump sum change of control benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of his prior three years’ bonuses. Once Mr. Altschaefl is entitled to receive the change in control benefit, he will not be entitled to receive the lump sum severance benefit (calculated as a two times the sum of his base salary plus the average of his prior three years’ bonuses) upon his termination without “cause” or for “good reason” following a change of control, as is shown in the table below. The table also indicates the provisions in Mr. Altschaefl’s employment agreement regarding triggering events and the treatment of payments under the agreement if the non-deductibility and excise tax provisions of Code Sections 280G and 4999 are triggered, as discussed below.

Executive	Change of Control Benefit	Post Change of Control Severance	Post Change of Control Employment Term	Trigger	Excise Tax Gross-Up	Valley
Michael W. Altschaefl	3 × Salary + Avg. Bonus	None	N/A	Single	No	Yes

We set the change of control benefits under the Mr. Altschaefl’s employment agreement based on our belief that this amount would provide an appropriate levels of protection Mr. Altschaefl to enable him to focus his efforts on behalf of our company without undue concern for his employment or financial security following a change in control. In making this determination, our compensation committee considered Mr. Altschaefl’s goals and objectives, his personal and professional sacrifices undertaken to assume the role of our chief executive officer and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS).

General Terms for all NEOs

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock (except in the case of Mr. Altschaefl’s change in control benefit, where this threshold is increased to 50% for purposes of determining whether payment of his change of control benefit has been triggered), there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved, or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock (or, in the case of Mr. Altschaefl, 50% or more for purposes of determining whether payment of his change of control benefit has been triggered) would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

The employment agreements contain a “valley” excise tax provision to address Code Sections 280G and 4999 non-deductibility and excise taxes on “excess parachute payments.” Code Sections 280G and 4999 may affect the deductibility of, and impose additional excise taxes on, certain payments that are made upon or in connection with a change of control. The valley provision provides that all amounts payable under the employment agreement and any other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the employment agreements, we are not obligated to gross up executives for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock award agreements approved by our compensation committee under the 2004 Stock and Incentive Awards Plan and 2016 Omnibus Incentive Plan provide for the automatic vesting of all unvested shares of restricted stock upon a change of control. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•

With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•

Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then outstanding shares.

•

Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan and our 2016 Omnibus Incentive Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled under the employment agreements and equity plans described above upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2017, (ii) in the case of the pro rata target bonus, that no bonus was earned for the year of termination, (iii) in the case of a change of control, the vesting of all stock options and restricted stock held by our NEOs was accelerated and (iv) with respect to Mr. Altschaefl, that Mr. Altschaefl became our chief executive officer and entered into his employment agreement on March 31, 2017.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)

Michael W. Altschaefl	Severance	$650,000	$975,000	**
	Pro Rata Target Bonus	—	—
	Benefits	$21,051	$21,051
	Acceleration of Equity*	—	$90,157
	Excise Tax Cut-Back	—	—

	Total	$671,051	$1,086,208
William T. Hull	Severance	$315,000	$630,000
	Pro Rata Target Bonus	—	—
	Benefits	—	—
	Acceleration of Equity*	—	$602,294
	Excise Tax Cut-Back	—	—

	Total	$315,000	$1,232,294
Scott Green	Severance	$225,000	$450,000
	Pro Rata Target Bonus	—	—
	Benefits	$21,051	$21,051
	Acceleration of Equity*	—	$211,773
	Excise Tax Cut-Back	—	—

	Total	$246,051	$682,824
Marc Meade	Severance	$235,000	$470,000
	Pro Rata Target Bonus	—	—
	Benefits	$21,051	$21,051
	Acceleration of Equity*	—	$452,611
	Excise Tax Cut-Back	—	($131,184)

	Total	$256,051	$812,478

Total		$1,488,153	$3,813,804

*	Based on the closing price of our Common Stock on March 31, 2017.

**	Mr. Altschaefl’s severance benefit represents his change of control benefit payable upon a change of control or upon his termination without “cause” or for “good reason” following our entry into a binding agreement that would result in a change of control. Mr. Altschaefl does not receive any additional severance benefit following his receipt of his change of control benefit.

Payments Upon Change of Control (No Termination)

Mr. Altschaefl’s Agreement

The following table summarizes the estimated value of payments and other benefits to which Mr. Altschaefl would have been entitled under his employment agreement and the equity plans described above upon a change of control or upon his termination without “cause” or for “good reason” prior to a change of control but following our entry into a binding agreement that would result in a change of control, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2017, (ii) in the case of the pro rata target bonus, that no bonus was earned for the year of termination, (iii) in the case of a change of control, the vesting of all stock options and restricted stock held by our NEOs was accelerated and (iv) that Mr. Altschaefl became our chief executive officer and entered into his employment agreement on March 31, 2017.

Name	Benefit	Upon a Change of Control ($)	Without Cause or for Good Reason After Entry Into Binding Agreement ($)
Michael W. Altschaefl	Change of Control Benefit	$975,000	$975,000
	Pro Rata Target Bonus	—	—
	Benefits	—	$21,051
	Acceleration of Equity*	$90,157	—
	Excise Tax Cut-Back	—	—

	Total	$1,605,157	$996,051

*	Based on the closing price of our Common Stock on March 31, 2017.

Equity Award Acceleration

If a change of control had occurred at the end of our fiscal 2017 on March 31, 2017, and the vesting of all unvested stock options were automatically accelerated in accordance with the terms of the applicable stock option award agreements, the vesting of the restricted stock then held by our NEOs were automatically accelerated in accordance with the terms of the applicable restricted stock award agreements, and all such restricted stock and options were cashed out for a payment equal to, with respect to stock options, the product of (A) the number of shares underlying such options and (B) the excess, if any, of the closing price per share of our Common Stock on March 31, 2017 and the exercise price per share of such options, and with respect to restricted stock, a cash payment equal to the product of (i) the number of unvested restricted shares and (ii) the closing price of our common stock on March 31, 2017, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem restricted stock and cash award agreement at the time of grant, our NEOs would have received approximately the following benefits.

Name	Number of Unvested Option Shares Accelerated and Cashed Out (#)	Value Realized for Stock Options ($)	Number of Unvested Restricted Stock Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock ($)	Value Realized For Restricted Cash ($)
Michael W. Altschaefl	—	—	45,534	$90,157	—
William T. Hull	—	—	304,189	$602,294	—
Marc Meade	—	—	151,885	$300,732	$151,879
Scott Green	—	—	106,956	$211,773	—

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long-term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During our annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage.

•

Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks.

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile.

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2014 – 2017 base salaries were, on average, more than 50% of their total actual compensation during such fiscal year.

•

Our incentive compensation goals in fiscal 2017 and 2018 are directly tied to and support our strategic business plan and are based upon annual operating budget levels that are reviewed and approved by our board of directors and that we believe are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•	Our fiscal 2015 — 2018 incentive compensation programs capped the amount of cash bonus opportunity and provided for three-year vesting of equity awards.

•

Our fiscal 2015 — 2017 bonus programs use the achievement of both profitability and revenue as bonus targets. We believe that using different financial metrics helps to mitigate excessive or unnecessary risk taking and the motivation to focus on achieving any single financial performance measure that is directly tied to the amount of our incentive compensation.

•

Our fiscal 2018 bonus program limits the amount of cash bonuses to the lesser of $710,000 or 50% of our fiscal 2018 EBITDA (after taking into account all bonuses) in order to ensure that our shareholders will be able to benefit (through the appreciation of our stock price) in at least 50% of our positive EBITDA.

•

Our incentive compensation for fiscal 2015 — 2018 was a combination of cash incentives and three-year vesting equity awards, so that employees only realize value on such equity awards through sustained long-term appreciation of our shareholder value. The compensation committee believes that this combination of short and long-term incentive compensation lowers the risk of unnecessary short term risk taking associated with annual incentive programs.

•

Our long-term incentive compensation for fiscal 2015 — 2018 provides for cash bonus awards payable in one-third increments upon the annual vesting of tandem restricted stock awards in order to provide liquidity for our NEOs to pay the income taxes associated with the vesting of such awards; provided, however, that in fiscal 2016 — 2018, we provided our NEOs with the option to accept the entire award solely in restricted stock. We believe the option to accept a portion of the long-term incentive award in cash provides a mechanism for our NEOs to pay the taxes associated with the vesting of restricted stock without having our NEOs sell or pledge shares in order to pay for the associated taxes. We believe this structure helps to increase the level of company share ownership by our NEOs.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We have adopted a “clawback” policy as an additional risk mitigation provision. Our clawback policy calls on our board of directors to require reimbursement from any officer of an amount equal to the amount of any overpayment or overrealization of any incentive compensation paid to, or realized by, the officer if:

(i) The payment or vesting of incentive compensation was predicated upon the achievement of certain company financial or operating results with respect to the applicable performance period that were subsequently the subject of a material financial statement restatement (other than a restatement due to subsequent changes in generally accepted accounting principles, policies or practices) that adversely affects our prior announced or stated financial results, financial condition or cash flows;

(ii) In our board’s view, the recipient engaged in misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement; and

(iii) Vesting would not have occurred, or no payment or a lower payment would have been made to the recipient, based upon our restated financial results, financial condition or cash flow.

As a result of the compensation committee’s annual review, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile. Accordingly, our compensation committee did not implement any material changes in response to this review.

DIRECTOR COMPENSATION

During fiscal 2017, we offered the following compensation program for our non-employee directors: (a) an annual retainer of $40,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; (b) an annual restricted stock grant, vesting ratably over three years, with a grant date fair value of $45,000, that may be paid 60% in three-year pro rata vesting restricted stock and 40% of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock at the election of the recipient; (c) an annual retainer of $40,000 for the chair of our board of directors, payable quarterly in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $20,000 for the chair of our ad hoc litigation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (e) an annual retainer of $30,000 for the chair of our audit and finance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chair of the compensation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; and (g) an annual retainer of $10,000 for the chair of the nominating and corporate governance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient.

In early June 2017, our compensation committee and board adopted a revised compensation program for our non-employee directors in support of our focus on implementing cost reduction initiatives with the intent to accelerate our path to profitability. Overall, the revised non-executive director compensation program provides for a 10% reduction in the retainer fees and annual restricted stock grants payable to non-employee directors and a 12.5% reduction in board and committee chair fees.

The table below provides a summary of the revisions to our director compensation program:

Director Compensation Element	Fiscal 2018 Compensation	Fiscal 2017 Compensation	% Change
Annual Director Retainer	$36,000	$40,000	(10%)
Annual Director Restricted Stock Grant	$40,500	$45,000	(10%)
Lead Director Retainer/Board Chair Retainer(1)	$30,000	$40,000	(25%)
Ad Hoc Litigation Committee Chair Retainer	$10,000	$20,000	(50%)
Audit and Finance Committee Chair Retainer	$25,000	$30,000	(17%)
Compensation Committee Chair Retainer	$20,000	$20,000	No Change
Nominating and Corporate Governance Committee Chair Retainer	$20,000	$10,000	100%

(1)	As a result of Mr. Altschaefl’s appointment to chief executive officer, Mr. Altschaefl will not receive any further compensation for his service as board chair (other than the portion of his annual retainer earned prior to his appointment) and Mr. Otten will receive a retainer in connection with his appointment as lead director.

Due to the combining of the position of board chair and chief executive officer as a result of our management restructuring, Mr. Altschaefl will receive no compensation for his service as board chair or as a director under our non-executive director compensation program. In addition, Mr. Potts has agreed that, following his anticipated retirement on August 30, 2017, he will not receive any cash compensation as a non-employee director (other than reimbursement of out of pocket expenses) until January 1, 2019, and will not receive any equity compensation during his entire term as a director. Mr. Potts has also agreed that he will not participate in our director retirement program or receive any retirement benefit upon his retirement from our board of directors.

In addition, pursuant to our director retirement program, upon the recommendation of our compensation committee and the approval of our board of directors, any non-employee director who voluntarily retires from the board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to (i) continued vesting of up to all of his or her then outstanding unvested restricted stock and options on the dates when such vesting would otherwise occur if such director remained on the board on such dates and/or (ii) a services fee of $200 per hour for any time spent at our request on company-related matters, plus reimbursement for all out-of-pocket expenses, in each instance, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by our compensation committee and our board of directors.

In fiscal 2017, our board, upon the recommendation of the compensation committee, pre-approved the application of our director retirement program to each of the directors that retired at our 2016 annual meeting (Messrs. Schueller, Jacobson and Leslie), and elected to continue the vesting of all unvested restricted stock for each of our retiring directors. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to each of the retiring directors upon their retirement that was applied by the directors toward the purchase of Common Stock directly from the company.

In early fiscal 2018, our board, upon the recommendation of the compensation committee, pre-approved the application of our director retirement program to each of the directors that will retire at our 2017 annual meeting (Ms. Rich and Messrs. Goodson and Kackley), and elected to continue the vesting of all unvested restricted stock for each of our retiring directors. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to each of the retiring directors upon their retirement that will be applied by the directors toward the purchase of Common Stock directly from the company.

In early fiscal 2018, our board, upon the recommendation of the compensation committee, also pre-approved the application of our director retirement program to Mr. Williamson, and elected to continue the vesting of all of Mr. Williamson’s unvested restricted stock following the time Mr. Williamson chooses to retire from our board. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to Mr. Williamson upon the time Mr. Williamson chooses to retire from our board, which will be applied by Mr. Williamson toward the purchase of Common Stock directly from the company.

Our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. However, the committee reviewed the National Association of Corporate Directors (NACD) Director Compensation Report, which provided a comprehensive report on director pay practices across a wide range of industries and company sizes, to determine the appropriate compensation levels for our non-employee directors. In addition, the committee reviewed data on director pay practices for 15 “peer companies” identified by Institutional Shareholder Services Inc. in its Proxy Analysis and Benchmark Policy Voting Recommendations for our 2016 annual meeting of shareholders. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-management directors are required to own at least 25,000 shares. Directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our directors have either satisfied the ownership requirement or have additional time to do so.

Director Compensation for Fiscal 2017

The following table summarizes the compensation of our non-employee directors for fiscal 2017. Directors who are also employees did not receive any compensation for their service as directors and they are therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)(6)	Total ($)
Michael W. Altschaefl	75,000	45,000	—	120,000
Kenneth L. Goodson, Jr.	50,000	27,000	6,000	83,000
Tryg C. Jacobson(1)	20,000	45,000	36,000	101,000
James D. Leslie(1)	20,000	45,000	30,000	95,000
Anthony L. Otten	40,000	27,000	—	67,000
James R. Kackley	75,000	27,000	6,000	108,000
Elizabeth Gamsky Rich	45,000	27,000	6,000	78,000
Thomas N. Schueller(1)	25,000	45,000	36,000	106,000
Mark C. Williamson	70,000	27,000	6,000	103,000

(1)	Messrs. Jacobson, Leslie and Schuller retired at our 2016 annual meeting of shareholders.

(2)	As permitted under our compensation program for non-employee directors, the following directors elected to receive the following portions of their fiscal 2017 retainer in shares of our Common Stock: Michael W. Altschaefl $55,000 (37,452 shares), James D. Leslie $20,000 (14,288 shares) and Anthony L Otten $2,500 (1,761 shares).

(3)	Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2017.

(4)	The option awards outstanding as of March 31, 2017 for each non-employee director were as follows: Mr. Altschaefl held options to purchase 110,462 shares of our Common Stock; Mr. Kackley held options to purchase 175,605 shares of our Common Stock; Ms. Gamsky Rich held options to purchase 105,171 shares of our Common Stock; Mr. Williamson held options to purchase 115,754 shares of our Common Stock; and Mr. Goodson held options to purchase 36,568 shares of our Common Stock. All options vest ratably over a three-year continued board service period, subject to the application of the director retirement program.

(5)	Includes $6,000 in restricted cash received by each of Ms. Rich and Messrs. Goodson, Jacobson, Kackley, Schueller and Williamson that vested in tandem with the vesting of restricted stock awards.

(6)	Includes a $30,000 retirement benefit awarded to each of Messrs. Jacobson, Leslie and Schuller.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

The compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2016 annual meeting of shareholders as support for the company’s compensation policies and practices. At our 2016 annual meeting of shareholders, more than 80% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders. This year, we are again seeking input from our shareholders on the frequency with which our shareholders should vote on a say-on-pay proposal and our board of directors will consider such input when setting future say-on-pay proposals for consideration by our shareholders.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly positive EBITDA and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. Since 2014, we have worked to implement a new culture that focuses on profit before tax or EBITDA, along with revenue growth, and our fiscal 2014 — 2018 compensation programs were designed to incentivize and reward short-term and long-term decisions that benefit earnings or EBITDA and increase shareholder value. Some examples of recent actions we have taken to further these objectives include:

•

Our decision to pay no incentive plan bonuses for fiscal 2014 — 2017 despite the company’s accomplishments that should strengthen the foundation and future prospects of the company, including: continuing to implement new initiatives to support our continued transition to LED products; continuing to introduce new, higher margin LED products to the market; and continuing to transition to an agency sales model.

•

Our decision to decrease the salaries, long term incentive awards and incentive plan bonus targets for all NEOs in fiscal 2018 other than Mr. Green, who received an increase in his base salary and target bonus as a result of his promotion to our chief operating officer. The decision to decrease the compensation of our NEOs was due to our management restructuring and our focus on reducing costs and accelerating our path to profitability in fiscal 2018.

•	Our decision to freeze salaries in fiscal 2017 for all NEOs. The salaries for each of our NEOs were frozen in fiscal 2017 due to our financial performance and stock price during fiscal 2016.

•

Our decision to freeze salaries in fiscal 2016 for all NEOs other than Mr. Meade, whose salary was increased in fiscal 2016 due to his increased responsibilities with regard to manufacturing operations, new product development and sourcing initiatives and also to further align his salary with division presidents. The salaries for each of our NEOs were frozen in fiscal 2016 following a general increase salaries in fiscal 2015.

•

Our decision to freeze long-term equity incentive restricted stock awards for each of our NEOs for fiscal 2017 other than (i) Mr. Scribante, who received a modest additional restricted stock award in fiscal 2017, with long-term equity compensation grants being set at the same dollar values as approved in fiscal 2016. The long-term equity incentive restricted stock awards for each of our NEOs were frozen for fiscal 2017 due to our recent financial performance and condition.

•

Our decision to implement cash bonus programs in fiscal 2014 — 2017 that focused on profitability and provided that no bonuses would be paid unless we achieved a specified level of profit before taxes and increased revenue from the prior fiscal year;

•

Our decision to implement a cash bonus program in fiscal 2018 that focuses on achievement of positive EBITDA in furtherance of our stated goal to reduce costs and accelerate our path to profitability in fiscal 2018.

•

Our decision to implement a program of project-based bonuses for Mr. Potts and a discretionary financial bonus performance pool for our NEOs. We believe the addition of these additional bonus opportunities puts a greater percentage of our NEOs’ total potential compensation “at risk” if certain performance goals are not satisfied and will thereby motivate management to achieve the our financial and strategic objectives and thereby enhance shareholder value.

•

Our decision to cap the total amount of cash bonuses under our fiscal 2018 cash bonus program to the lesser of 50% of our fiscal 2018 EBITDA and $710,000 in order to ensure that our shareholders will be able to benefit (through the appreciation of our stock price) in at least 50% of any positive fiscal year 2018 EBITDA.

•

Granting long-term equity incentive awards in the form of three-year pro rata vesting restricted stock grants in order to reward our NEOs for increasing shareholder value and to motive and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership. In addition, restricted stock is less dilutive to our shareholders than options because value to the employee can be achieved with fewer shares and can also provide a better incentive to our executives than stock options because restricted stock always maintains some intrinsic value and aligns the interests of our executives with those of our shareholders;

•

Providing the option for NEOs to receive 40% of the total long-term incentive award in the form of cash that vests annually with the tandem restricted stock awards in order for our NEOs to pay the associated tax liability and avoid having our NEOs otherwise sell or pledge the shares in order to pay such liability; and

•	Our executives have employment agreements that do not provide for tax gross-ups.

For a further description of our executive compensation programs, please see the disclosure under the heading “Executive Compensation” above.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION: Our compensation committee recommends a vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under legislation enacted by Congress, we are required once every six years to hold a non-binding advisory shareholder vote on how frequently we will submit future non-binding advisory votes on the compensation of our named executive officers to our shareholders. We last held such a vote at our 2011 annual meeting of shareholders, when our shareholders supported a frequency of every year. Accordingly, we are asking our shareholders whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years. You may vote for any of these options, or abstain on the matter.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to shareholders, our compensation committee recommends submitting the advisory vote on the compensation of our named executive officers to our shareholders every year. Our compensation committee is making this recommendation because it believes that an annual vote will promote best governance practices and facilitate our compensation committee’s and our management’s consideration of the views of our shareholders in structuring our compensation programs for our named executive officers. We believe that an annual vote will provide our compensation committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our compensation committee and our management to measure how they have responded to the prior year’s vote.

For the reasons discussed above, our compensation committee recommends that shareholders vote in favor of holding an advisory vote on executive compensation at our annual meeting of shareholders every year. When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, shareholders should understand that they are not voting “for” or “against” the recommendation of our board of directors to hold the advisory vote every year. Rather, shareholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

Additionally, although the outcome of this advisory vote on the frequency of the advisory vote on executive compensation is non-binding, our compensation committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on executive compensation will again be submitted to shareholders for approval at an annual meeting of shareholders.

RECOMMENDATION: Our compensation committee recommends that the advisory vote on the compensation of our named executive officers be submitted to shareholders every year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 6, 2017, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of July 6, 2017, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 30,688,583 shares outstanding as of July 6, 2017.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number	Percentage of Outstanding
Directors and executive officers
Michael W. Altschaefl(1)	316,580	1.0%
William T. Hull(2)	347,208	1.1%
Michael J. Potts(3)	719,310	2.3%
Marc Meade(4)	191,198	*
Scott A. Green(5)	374,070	1.2%
James R. Kackley(6)	460,922	1.5%
Kenneth L. Goodson, Jr.(7)	94,912	*
Anthony L. Otten(8)	13,099	*
Elizabeth G. Rich(9)	136,538	*
Ellen B. Richstone(10)	0	*
Mark C. Williamson(11)	165,952	*
Kenneth Young	0	*
John Scribante(12)	696,758	2.3%
All current directors and executive officers as a group (11 individuals)(13)	2,819,789	9.2%

Principal shareholders
Ariel Investments, LLC(14)	5,163,080	16.8%
North Star Investment Management Corp.(15)	2,245,005	7.3%
Adirondack Research and Management, Inc.(16)	1,429,258	4.7%

*	Indicates less than 1%.

(1)	Consists of (i) 206,118 shares of Common Stock and (ii) 110,462 shares of Common Stock issuable upon the exercise of options. The number does not include 140,958 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(2)	Consists of 347,208 shares of Common Stock. The number does not include 367,140 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(3)	Consists of (i) 624,479 shares of Common Stock and (ii) 94,831 shares of Common Stock issuable upon the exercise of options. The number does not include 116,148 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(4)	Consists of (i) 131,198 shares of Common Stock and (ii) 60,000 shares of Common Stock issuable upon the exercise of options. The number does not include (i) 10,000 shares of Common Stock subject to options that will not become exercisable within 60 days of July 6, 2017 and (ii) 170,217 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(5)	Consists of (i) 85,057 shares of Common Stock; (ii) 163,743 shares of Common Stock beneficially owned by ANKMC, LLC, of which Mr. Green is the sole member and (iii) 125,270 shares held by Mr. Green in the Company’s 401(k) Plan. The number does not include 240,100 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(6)	Consists of (i) 245,317 shares of Common Stock; (ii) 175,605 shares of Common Stock issuable upon the exercise of options and (iii) 40,000 shares of Common Stock beneficially owned by Mr. Kackley’s grandchildren. The number does not include 34,357 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(7)	Consists of (i) 58,344 shares of Common Stock and (ii) 36,568 shares of Common Stock issuable upon the exercise of options. The number does not include 34,357 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(8)	Consists of 13,099 shares of Common Stock. The number does not include 30,285 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(9)	Consists of (i) 31,367 shares of Common Stock and (ii) 105,171 shares of Common Stock issuable upon the exercise of options. The number does not include 34,357 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(10)	This number does not include 29,348 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(11)	Consists of (i) 50,198 shares of Common Stock and (ii) 115,754 shares of Common Stock issuable upon the exercise of options. The number does not include 34,357 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(12)	Mr. Scribante’s tenure as chief executive officer ended on May 25, 2015 and Mr. Scribante subsequently retired as a director on June 8, 2017. Mr. Scribante’s holdings (based on the Form 4 filed by Mr. Scribante on July 7, 2017) consist of (i) 226,816 shares of Common Stock held in the TMS Trust; (ii) 40,000 shares of Common Stock held in an IRA and (iii) 429,942 shares of Common Stock issuable upon the exercise of options.

(13)	Consists of (i) 2,121,398 shares of Common Stock and (ii) 698,391 shares of Common Stock issuable upon the exercise of options. The number does not include (i) 10,000 shares of Common Stock subject to options that will not become exercisable within 60 days of July 6, 2017 and (ii) 1,231,624 shares of restricted Common Stock that do not vest within 60 days of July 6, 2017.

(14)	The address of Ariel Investments, LLC, which we refer to as “Ariel,” is 200 E. Randolph Street, Suite 2900, Chicago, Illinois 60601. Other than share ownership percentage information, the information set forth is as of December 31, 2016, as reported by Ariel in its Amendment No. 6 to Schedule 13G filed with us and the SEC. Ariel has sole voting power as to 3,960,153 shares and sole dispositive power as to 5,163,080 shares.

(15)	The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2016, as reported by North Star in its Amendment No. 1 to Schedule 13G filed with us and the SEC. North Star has sole voting power as to 1,720,885 shares, sole dispositive power as to 1,720,885 shares and shared dispositive power as to 524,120 shares.

(16)	The address of Adirondack Research and Management, Inc., which we refer to as “Adirondack,” is 2390 Western Avenue, Guilderland, New York 12084. Other than share ownership percentage information, the information set forth is as of December 31, 2016, as reported by Adirondack in its Schedule 13G filed with us and the SEC. Adirondack has sole voting power as to 1,429,258 shares and sole dispositive power as to 1,429,258 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our Common Stock with the SEC. The SEC requires executive officers, directors and greater than ten percent shareholders to furnish us with copies of all these forms filed with the SEC.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and directors complied with their reporting obligations during fiscal 2017, except for an inadvertent late Form 4 filed by James R. Kackley to report the transfer of shares out of a trust controlled by Mr. Kackley as the result of certain trust beneficiaries reaching the age of 21.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in our fiscal year 2017. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2017, Greg Green, our enterprise sales manager, received $229,921 of compensation from us in his capacity as an employee. Included in this compensation was $134,281 in commissions and the vesting of restricted stock valued at $5,641. Mr. Green is the brother of Scott R. Green, our chief operating officer and executive vice president.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2017 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal year 2017 and met with management, as well as representatives of BDO USA, LLP, the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal year 2017, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the Statement on Auditing Standards 61, Communications with Audit Committees, as amended.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2017 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2017.

Respectfully submitted by the audit and finance committee:

Anthony L. Otten, Chair

Kenneth L. Goodson, Jr.

James R. Kackley

Ellen B. Richstone

Mark C. Williamson

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2017 and fiscal 2016 and fees billed for other services rendered during fiscal 2017 and fiscal 2016:

	Fiscal 2017	Fiscal 2016
Audit fees(1)	$386,288	$366,548
Audit-related fees	13,939	4,956
Tax fees	—	—
All other	—	—

Total fees	$400,227	$371,504

(1)	Represents the aggregate fees billed for the integrated audit of our fiscal 2017 and 2016 financial statements, respectively, review of quarterly financial statements and attendance at audit committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

The audit and finance committee has considered whether the provision of the services not related to the audit of the financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL FOUR:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLP (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2018. In selecting BDO to be our independent registered public accounting firm for the fiscal year 2018, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: The board recommends a vote FOR the approval of the ratification of BDO USA, LLP as our independent registered public accounting firm for our fiscal year 2018.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2017. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2018 annual meeting of shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by March 20, 2018, for inclusion in our proxy statement for our 2018 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2018 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2017 the number of days starting with May 1, 2018 and ending on the date of the 2018 annual meeting. By way of example, if our 2018 annual meeting takes place on August 30, 2018, then such notice to be timely must be received not later than the close of business on May 2, 2018.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2018 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2018 annual meeting, then the persons named in proxies solicited by our board of directors for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Lead Director.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. upon written request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each notice of internet availability of proxy materials, proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 P.M. (CT) on August 29, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 12:00 P.M. (CT) on August 29, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31338-P95999                    KEEP  THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORION ENERGY SYSTEMS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐

Nominees:
01) Michael J. Potts
02) Anthony L. Otten
03) Ellen Richstone
04) Kenneth Young

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement.		☐	☐	☐	5. On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	4 Years	NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR FOUR DIRECTOR NOMINEES INDICATED ABOVE, FOR ITEM 2, FOR 1 YEAR FREQUENCY ON ITEM 3 AND FOR ITEM 4. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
3.	Advisory vote on the frequency of future advisory shareholder votes on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4.	Ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2018.		☐	☐	☐

Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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ORION ENERGY SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 30, 2017

1:00 p.m. (Local Time)

Live Audio Webcast available through our website: www.orionlighting.com.

U.S. Bank Center - 40th Floor

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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E31339-P95999

ORION ENERGY SYSTEMS, INC.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 30, 2017.

The shareholder hereby appoints Michael Altschaefl and William T. Hull, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on July 6, 2017 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 30, 2017, or at any adjournment or postponement thereof.

I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2017 Annual Meeting of Shareholders.

See reverse for voting instructions.

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